Exhibit 10.15

LEASE

by and between

BMR-500 FAIRVIEW AVENUE LLC,

a Delaware limited liability company

and

NANOSTRING TECHNOLOGIES, INC.,

a Delaware corporation

500 Fairview Avenue North, Seattle, Washington

Table of Contents

1.	Lease of Premises.	2

2.	Basic Lease Provisions.	2

3.	Term.	6

4.	Possession and Commencement Date.	6

5.	Condition of Premises.	9

6.	Rentable Area.	9

7.	Rent.	10

8.	Rent Adjustments.	11

9.	Operating Expenses.	11

10.	Taxes on Tenant’s Property.	18

11.	Security Deposit.	19

12.	Use.	22

13.	Rules and Regulations, CC&Rs, Parking Facilities; Common Area and Storage.	25

14.	Project Control by Landlord.	27

15.	Quiet Enjoyment.	28

16.	Utilities and Services.	28

17.	Alterations.	33

18.	Repairs and Maintenance.	36

19.	Liens.	38

20.	Estoppel Certificate.	39

21.	Hazardous Materials.	39

22.	Odors and Exhaust.	42

23.	Insurance; Waiver of Subrogation.	44

24.	Damage or Destruction.	47

25.	Eminent Domain.	50

26.	Surrender.	51

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27.	Holding Over.	51

28.	Indemnification and Exculpation.	52

29.	Assignment or Subletting.	54

30.	Subordination and Attornment.	59

31.	Defaults and Remedies.	60

32.	Bankruptcy.	66

33.	Brokers.	66

34.	Definition of Landlord.	67

35.	Limitation of Landlord’s Liability.	67

36.	Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:	68

37.	Representations.	69

38.	Confidentiality.	69

39.	Notices.	70

40.	Miscellaneous.	70

41.	Options to Extend Term.	73

42.	Right of First Refusal.	75

43.	Right of First Offer.	77

45.	Sales Tax.	78

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LEASE

THIS LEASE (this “Lease”) is entered into as of this 22nd day of December 2014 (the “Execution Date”), by and between BMR-500 FAIRVIEW AVENUE LLC, a Delaware limited liability company (“Landlord”), and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord leases certain real property located at 500 Fairview Avenue North, Seattle, Washington 98109 (as more particularly described on Exhibit A-1 attached hereto, the “Property”); and

B. WHEREAS, Landlord intends to construct on the Property a building (the “Building”); and

C. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises located on the third floor of the Building and storage space located on the mezzanine level of the Building (collectively, the “Premises”), pursuant to the terms and conditions of this Lease, as detailed below; and

D. WHEREAS, an affiliate of Landlord, BMR-530 Fairview Avenue LLC (“530 Landlord”), owns certain real property located at 530 Fairview Avenue North, Seattle, Washington 98109 (the “Adjacent Property”), including the building located thereon (the “Adjacent Building”); and

E. WHEREAS, Tenant currently leases space in the Adjacent Building (the “Adjacent Building Premises”) pursuant to that certain Lease by and between Tenant and 530 Landlord dated as of October 19, 2007 (as the same has been, or might hereafter be, amended, amended and restated, supplemented or modified from time to time, the “Adjacent Building Lease”); and

F. WHEREAS, 530 Landlord and Tenant have entered into that certain Seventh Amendment to Lease dated of even date herewith (the “Adjacent Building Lease Amendment”), amending the Adjacent Building Lease, as more particularly set forth in the Adjacent Building Lease Amendment.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises.

1.1 Effective on the Term Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, consisting of the space located on the third floor of the Building shown on Exhibit A-2 attached hereto, together with the storage space located on the mezzanine level of the Building shown on Exhibit A-3 attached hereto (the “Storage Space”), including any exclusive shafts, cable runs, mechanical spaces and rooftop areas, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses. The Property, the Adjacent Property, and all landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, including the Building, the Adjacent Building and any other buildings located on the Property or the Adjacent Property, are hereinafter collectively referred to as the “Project.” All portions of the Building that are from time to time designated by Landlord as being for the non-exclusive use of the tenants of the Building only, and not the tenants of the Project generally, such as service corridors, stairways, elevators, public restrooms and public lobbies (all to the extent located in the Building), are hereinafter referred to as “Building Common Area.” All portions of the Project that are from time to time designated by Landlord and 530 Landlord as being for the non-exclusive use of tenants of the Project generally, including driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms and public lobbies (but excluding Building Common Area and areas from time to time designated by 530 Landlord as being for the use of tenants of the Adjacent Property only), are hereinafter referred to as “Project Common Area.” The Building Common Area and Project Common Area are collectively referred to herein as “Common Area.”

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1 This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2 In the definitions below, each current Rentable Area (as defined below) is expressed in square feet. Rentable Area and “Tenant’s Pro Rata Share” are both subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following (As of the Term Commencement Date)
Approximate Rentable Area of Premises*	19,927 square feet
Approximate Rentable Area of Building*	122,702 square feet
Approximate Rentable Area of Project*	223,820 square feet
Tenant’s Pro Rata Share of Building*	16.24%
Tenant’s Pro Rata Share of Project*	8.90%

* Note:	Subject to adjustment based upon the Rentable Area of the Premises as of the Term Commencement Date; however, in no event shall the Rentable Area of the Premises increase as of the Term Commencement Date unless due to a change in the outer dimensions of the exterior walls of the Building from those shown on the current plans for the Building.

2.3 Initial monthly and annual installments of base rent (“Base Rent”) for the Premises (excluding the Storage Space) as of the Term Commencement Date, subject to adjustment under this Lease:

Dates	Square Feet of Rentable Area*	Base Rent per Square Foot of Rentable Area	Monthly Base Rent*	Annual Base Rent*
Months 1 - 3	19,927	Abated in accordance with Section 7.1 below	$0.00	$1,031,222.25
Months 4 - 12	19,927	$51.75 annually	$85,935.19

* Note:	Subject to adjustment based upon the Rentable Area of the Premises as of the Term Commencement Date as provided in Section 2.2 above.

Initial monthly and annual installments of base rent (“Base Rent”) for the Storage Space as of the Term Commencement Date, subject to adjustment under this Lease:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent*	Annual Base Rent*
Months 1 - 3	1,614	Abated in accordance with Section 7.1 below	$0.00	$29,052.00
Months 4 - 12	1,614	$18.00 annually	$2,421.00

2.4 Estimated Term Commencement Date: April 1, 2016, subject to extension as set forth in Section 4.1 below.

2.5 Estimated Term Expiration Date: March 31, 2026.

2.6 Security Deposit: One (1) month of Base Rent for the first (1st) month during which Base Rent is actually due for the entire Premises and Base Rent is not in abatement, subject to increase in accordance with the terms hereof.

2.7 Permitted Use: Office and laboratory use and light manufacturing use in compliance with Applicable Laws (as hereinafter defined) (except that the Storage Space shall be used solely for storage of equipment and personal property, excluding any Hazardous Materials), all in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below), committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Building, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”).

2.8 Address for Rent Payment:

BMR-500 FAIRVIEW AVENUE LLC Attention Entity 251 P.O. Box 511387 Los Angeles, California 90051-7942

2.9 Address for Notices to Landlord:

BMR-500 FAIRVIEW AVENUE LLC 17190 Bernardo Center Drive San Diego, California 92128 Attn: Vice President, Real Estate Legal

2.10 Address for Notices to Tenant:

NANOSTRING TECHNOLOGIES, INC. 530 Fairview Avenue North, Suite 2000 Seattle, Washington 98109 Attn: Wayne Burns, Senior Vice President, Operations/Administration

with a copy to:

NANOSTRING TECHNOLOGIES, INC. 530 Fairview Avenue North, Suite 2000 Seattle, Washington 98109 Attn: General Counsel

2.11 Address for Invoices to Tenant:

NANOSTRING TECHNOLOGIES, INC. 530 Fairview Avenue North, Suite 2000 Seattle Washington 98109 Attn: Accounts Payable

2.12 The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A-1	Property

Exhibit A-2	Premises (excluding Storage Space)

Exhibit A-3	Storage Space

Exhibit B	Work Letter

Exhibit B-1	Tenant Work Insurance Schedule

Exhibit C	Acknowledgement of Term Commencement Date and Term Expiration Date

Exhibit D	TI Allowance Reallocation Agreement

Exhibit E	Form of Letter of Credit

Exhibit F	Rules and Regulations

Exhibit G	Tenant’s Personal Property

Exhibit H	Form of Estoppel Certificate

Exhibit I	Landlord Improvements

Exhibit I-1	Proposed Shaft Allocation Plans

Exhibit I-2	Proposed Roof Allocation Plans

Exhibit J	Form of Ground Lessor Recognition and Non-Disturbance Agreement

Exhibit K	Form of Memorandum of Lease

Exhibit L	Form of Termination of Memorandum of Lease

3. Term. The actual term of this Lease (as the same may be extended pursuant to Article 41 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the actual Term Commencement Date (as defined in Article 4) and end on the date that the ten (10)-year period commencing on the Term Commencement Date expires (the “Term Expiration Date”), subject to earlier termination of this Lease as provided herein.

4. Possession and Commencement Date.

4.1 The “Term Commencement Date” shall be the earlier of (a) the Estimated Term Commencement Date and (b) the day the work described in the Work Letter (the “Tenant Improvements”) is Substantially Complete. Landlord shall reasonably endeavor to deliver the Premises to Tenant so Tenant can commence construction of the Tenant Improvements no later than November 1, 2015, and the Estimated Term Commencement Date shall be extended on a day-for-day basis for each day after November 1, 2015 that Landlord fails to deliver the Premises to Tenant (other than as a result of any delay caused by Tenant or its affiliates or their respective employees, contractors or agents). Notwithstanding anything to the contrary, if Landlord fails to deliver the Premises to Tenant in the condition required by this Lease by January 1, 2016, then Tenant shall be entitled to a credit equal to one (1) day of Rent for every day after January 1, 2016 that Landlord fails to deliver the Premises to Tenant, which credits shall be applied to Rent first owing after the initial three (3) months of abated Rent as set forth in Section 2.3. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date and the Term Expiration Date within ten (10) Business Days after the Term Commencement Date, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date. The term “Substantially Complete” or “Substantial Completion” means that the Tenant Improvements are substantially complete in accordance with the Approved Plans (as defined in the Work Letter), except for minor punch list items.

4.2 Tenant shall cause the Tenant Improvements to be constructed in the Premises pursuant to the Work Letter attached hereto as Exhibit B (the “Work Letter”) at a cost to Landlord not to exceed Two Million Five Hundred Ninety Thousand Five Hundred Ten and No/100 Dollars ($2,590,510.00) (based upon One Hundred Thirty and No/100 Dollars ($130.00) per square foot of Rentable Area (as defined below)) of the Premises (excluding the Storage Space) (the “TI Allowance”). The TI Allowance may be applied to the costs of (m) construction, (n) project review by Landlord (which fee shall equal two percent (2%) of the cost of the Tenant Improvements, including the TI Allowance, but shall not exceed Forty Thousand and No/100 Dollars ($40,000.00), (o) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, and (r) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (v) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). Notwithstanding anything to the contrary in this Lease, Landlord shall not charge Tenant any plan or construction review, oversight, supervision, management or other similar fee in relation to the Tenant Improvements other than the amount set forth in clause (n) above. In addition to the TI Allowance, Landlord shall contribute up to Two Thousand Nine Hundred Eighty-Nine and 05/100 Dollars ($2,989.05) (based upon 15/100 Dollars ($0.15) per square foot of Rentable Area of the Premises (excluding the Storage Space) to pay the cost of developing a test fit plan for the Premises (the “Test Fit Allowance”), which shall be disbursed by Landlord in accordance with the Work Letter.

4.3 Tenant shall have until the date that is one (1) year after the Term Commencement Date (the “TI Deadline”), to expend the unused portion of the Test Fit Allowance and TI Allowance, after which date Landlord’s obligation to fund such costs shall expire. Notwithstanding the foregoing, if the cost of the tenant improvements to be performed by Tenant in the Adjacent Building Premises in accordance with the Adjacent Building Lease Amendment (the “530 Tenant Improvements”) exceeds the amount of the tenant improvement allowance available for the 530 Tenant Improvements pursuant to the Adjacent Building Lease Amendment, then Tenant shall have the right (the “TI Allowance Reallocation Right”) to reallocate a portion of any unused TI Allowance (the “Reallocated TI Allowance Amount”) to pay such excess cost of constructing the 530 Tenant Improvements (subject to the limitations set forth in the Adjacent Building Lease Amendment), on the terms and conditions set forth in the TI Allowance Reallocation Agreement attached as Exhibit D hereto (the “TI Reallocation Agreement”). Upon Tenant’s exercise of the TI Allowance Reallocation Right, the TI Allowance shall be permanently reduced by the Reallocated TI Allowance Amount, and Landlord shall have no further obligation to fund the Reallocated TI Allowance Amount.

4.4 Tenant shall be solely responsible for any costs related to the Tenant Improvements in excess of the TI Allowance (the “Excess Costs”). In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under this Lease. If the amount of the Approved Budget is greater than the TI Allowance (plus any amount of the tenant improvement allowance from the Adjacent Building Lease Amendment that is allocated to the costs of the Tenant Improvements pursuant to the TI Reallocation Agreement), but less than or equal to one hundred ten percent (110%) of the TI Allowance, then Landlord shall first pay the entire TI Allowance, and after the TI Allowance (plus any amount of the tenant improvement allowance from the Adjacent Building Lease Amendment that is allocated to the costs of the Tenant Improvements pursuant to the TI Reallocation Agreement) has been expended, Tenant shall pay the Excess Costs. If the amount of the Approved Budget (as defined in Exhibit B) exceeds one hundred ten percent (110%) of the TI Allowance (plus any amount of the tenant improvement allowance from the Adjacent Building Amendment Lease that is allocated to the costs of the Tenant Improvements pursuant to the TI Reallocation Agreement), then Tenant shall deposit an amount equal to the Excess Costs with Landlord no less than ten (10) Business Days before commencing work on the Tenant Improvements. In such case Tenant’s funds shall be disbursed by Landlord on a pari pasu basis with the TI Allowance as set forth in the attached Exhibit B. Following disbursement of the TI Allowance and any Tenant funds deposited with Landlord, Tenant shall pay for all remaining Costs of the Work, within ten (10) Business Days after written notice from Landlord of the amount due from Tenant. At the option of Landlord, amounts payable by Tenant pursuant to this paragraph shall be paid directly to Contractor or such other party as Landlord may reasonably designate in writing.

4.5 Prior to entering upon the Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease, provided that Tenant’s obligation to pay Rent or utilities shall not commence until the Term Commencement Date; provided, however, if the Tenant Improvements are not substantially completed within seven (7) months following the date possession of the Premises has been delivered to Tenant by Landlord (with such seven (7) month period subject to extension to the extent completion is delayed by Landlord’s actions or any failure to act where Landlord was obligated to act pursuant to this Lease), Landlord reserves the right to require Tenant to install a temporary meter at Tenant’s expense to measure Tenant’s consumption of electricity in the Premises and Landlord may charge Tenant for the electricity so consumed.

4.6 Landlord and Tenant shall mutually agree upon the selection of the architect, engineer, general contractor and major subcontractors, and Landlord and Tenant shall each participate in the review of the competitive bid process. Landlord shall not unreasonably withhold its consent, but may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony.

5. Condition of Premises. Subject to Landlord’s obligations under this Lease, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business. Tenant acknowledges that (a) it agrees to take the Premises in its condition “as is” as of the date that Landlord delivers possession of the Premises to Tenant in the condition required by the terms of this Lease, subject only to Landlord’s obligations under this Lease (the “Delivery Date”), and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except with respect to the TI Allowance, the Test Fit Allowance and as otherwise expressly stated in this Lease. Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant and subject to Landlord’s obligations hereunder, conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair. At Landlord’s sole cost and expense, Landlord shall deliver the Premises to Tenant with the Premises’ base core and shell work described in the attached Exhibit I completed and ready for the Tenant Improvements (the cost of which work shall not be deducted from the TI Allowance or passed through as an Operating Expense, whether completed before or after Tenant takes possession of the Premises). Notwithstanding anything to the contrary, Landlord shall deliver the Premises to Tenant on the Delivery Date, free and clear of any Hazardous Materials in violation of Applicable Laws to the extent in effect and as interpreted and applied as of the Delivery Date.

6. Rentable Area.

6.1 The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s architect, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect to reflect commercially reasonable changes to the Premises, the Building or the Project, as applicable.

6.2 The Rentable Area of the Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

6.3 The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Building that is not then utilized or expected to be utilized as usable area, including that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom.

6.4 The Rentable Area of the Project is the total Rentable Area of all buildings within the Project.

6.5 Review of allocations of Rentable Areas as between tenants of the Building and the Project shall be made as frequently as Landlord reasonably deems appropriate, including in order to facilitate an equitable apportionment of Operating Expenses (as defined below). If such review is by a licensed architect and allocations are certified by such licensed architect as being correct, then Tenant shall be bound by such certifications, absent manifest error, so long as the calculations are commercially reasonable.

7. Rent.

7.1 Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the Term Commencement Date, the sums set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof, each in advance on the first day of each and every calendar month during the Term; provided that Base Rent for the Premises shall be abated during the first three (3) months of the Term (the “Base Rent Abatement Period”). In the event that the Term Commencement Date occurs on a day other than the first day of a calendar month, then monthly Base Rent payable on or before the first day of the last month of the Base Rent Abatement Period shall be a prorated amount based on the actual number of days in such calendar month following the expiration of the Base Rent Abatement Period. For purposes of clarity, Tenant shall be responsible for all other Rent due pursuant to the terms of this Lease during the Base Rent Abatement Period.

7.2 In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s Adjusted Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

7.3 Base Rent and Additional Rent shall together be denominated “Rent.” Except as otherwise expressly set forth in this Lease, Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences on a day other than the first day of a calendar month or the Term ends on a day other than the last day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.

7.4 Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant’s use, (c) except as expressly provided herein, any casualty or taking or (d) any other occurrence. Tenant’s obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant’s obligations with respect to any other period.

8. Rent Adjustments. Base Rent shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary during the Term.

9. Operating Expenses.

9.1 As used herein, the term “Operating Expenses” shall include:

(a) Government impositions, including property tax costs consisting of real and personal property taxes and assessments (including amounts due under any improvement bond upon the Building or the Project (including the parcel or parcels of real property upon which the Building, the other buildings in the Project and areas serving the Building and the Project are located)) or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof, promulgated by any

Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof; and

(b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Project, which shall include Project office rent at fair market rental for a commercially reasonable amount of space for Project management personnel, to the extent an office used for Project operations is maintained at the Project, plus customary expenses for such office, and costs of repairs and replacements to improvements within the Project as reasonably appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Common Area; sewer fees; cable television; trash collection; cleaning, including windows; heating, ventilation and air-conditioning (“HVAC”); maintenance of landscaping and grounds; maintenance of drives and parking areas; maintenance of the roof; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Building or Project systems and equipment; telephone, postage, stationery supplies and other reasonable expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses reasonably incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping, snow removal and other customary and ordinary items of personal property provided by Landlord for use in Common Area or in the Project office; capital expenditures incurred (i) in replacing obsolete equipment, (ii) for the primary purpose of reducing Operating Expenses, or (iii) required by any Governmental Authority to comply with changes in Applicable Laws that take effect after the Execution Date or to ensure continued compliance with Applicable Laws in effect as of the Execution Date, in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles; costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Delivery Date with Applicable Laws, provided that such non-compliance was not caused by Tenant or any Tenant Party); costs to keep the Project in compliance with, or fees otherwise required under, any CC&Rs (as defined below); insurance premiums, including premiums for commercial general liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers, plow trucks and handymen. Notwithstanding any of the foregoing, any insurance deductibles included in Operating Expenses shall be amortized over the useful life of the repairs made with such deductibles, as reasonably determined by Landlord, in accordance with generally accepted accounting principles.

(c) Notwithstanding the foregoing, Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; any leasing commissions; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to other tenants; any costs or expenses relating solely to another tenant; costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord (or that would have been reimbursed had Landlord carried insurance required by this Lease); interest upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 9.1(a)); salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements that are provided for in Subsection 9.1(b)); taxes that are excluded from Operating Expenses by the last sentence of Subsection 9.1(a); costs related to the construction of any Building specialty areas, such as Building conference facilities, café, fitness center, loading dock(s) and outdoor meeting space/deck, except as expressly permitted by Section 9.1(b) above; advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building or Project; legal fees incurred in connection with approvals from and contract disputes with suppliers; costs of renovating or otherwise improving or decorating space for any tenant or other occupant of the Building or Project, including Tenant, or relocating any tenant; financing costs, including interest and principal amortization of debts and the costs of providing the same; rental on ground leases or other underlying leases and the costs of providing the same; wages, bonuses and other compensation of employees not performing property management duties with respect to the Building or the Project; any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of asbestos or other hazardous or toxic materials or substances to the extent existing as of the Term Commencement Date and not caused or exacerbated by Tenant or any Tenant Party, and the cost of defending against claims in regard to the existence or release of, Hazardous Materials to the extent existing at the Building or Project as of the Term Commencement Date and not caused or exacerbated by Tenant or any Tenant Party (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease); costs of any items for which, and to the extent, Landlord is paid or reimbursed by insurance; increased insurance or real estate taxes to the extent paid by any tenant of the Building or Project or for which Landlord is reimbursed from any other tenant; charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party reimburses Landlord or pays to third parties; any violation of Applicable Laws to the extent that such violation exists as of the Term Commencement Date and was not caused by Tenant or any Tenant Party; cost of any HVAC, janitorial or other services provided to tenants on an extra cost basis after regular Business Hours and for which such tenants reimburse Landlord; any costs, expenses, bonds, assessments, entitlement or permit fees or subsidies or other fees associated with the initial construction of the Building or Project by Landlord; cost of any work or service performed on an extra cost basis for any tenant in the Building or Project to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants; cost of any work or services performed for any facility other than the Building or Project; any cost representing an amount paid to a person, firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship; any cost of painting or decorating any interior parts of the Building or Project other than Common Areas; any cost associated with operating an on- or off-site management office for the Building or Project, other than as expressly provided in Section 9.1(b); Landlord’s general overhead and any other expense not directly attributable to operation and management of the Building and Project (e.g., the activities of Landlord’s officers and executives or professional development expenditures); cost of initial cleaning and rubbish removal from the Building or Project to be performed before final completion of the base building or tenant space; cost of initial landscaping of the Building or Project; attorneys’ fees, accounting fees and other expenditures incurred in connection with negotiations, disputes and claims of other tenants or occupants of the Building or Project or with other third parties, except as specifically otherwise provided in this Lease; cost of initial stock of tools and equipment for operation, repair and maintenance of the Building or Project; capital expenses (except as allowed under Section 9.1(b) above); late fees or charges incurred by Landlord due to late payment of expenses resulting from Landlord’s negligence or willful misconduct; cost of acquiring, securing, cleaning or maintaining sculptures, paintings and other works of art in excess of $25,000 in total; taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.); charitable or political contributions; costs and expenses incurred in connection with compliance with or the contesting or settlement of any claimed violation of law or requirements of law; direct costs or allocable costs associated with parking operations if there is a separate charge to Tenant, other tenants or the public for parking; and all other items to the extent that another party compensates or pays Landlord for such item so that Landlord shall not recover any item of cost more than once. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (such excess, together with Tenant’s Pro Rata Share, “Tenant’s Adjusted Share”).

9.2 Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Adjusted Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month.

(x) The “Property Management Fee” shall equal three percent (3%) of Base Rent due from Tenant. Tenant shall pay the Property Management Fee in accordance with Section 9.2 with respect to the entire Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof. For the first three (3) months of the Term (and any period of occupancy prior to the Term as further described in Section 9.5), the Property Management Fee shall be calculated as if Tenant were paying Eighty-Five Thousand Nine Hundred Thirty-Five and 19/100 Dollars ($85,935.19) per month for Base Rent.

(y) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses, Tenant’s Adjusted Share of Operating Expenses, and the cost of providing utilities to the Premises for the previous calendar year (“Landlord’s Statement”). Any additional sum due from Tenant to Landlord shall be immediately due and payable. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Adjusted Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany Landlord’s Statement with payment for the amount of such difference.

(z) Any amount due under this Section for any period that is less than a full month shall be prorated for such fractional month on the basis of the number of days in the month.

9.3 Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications produce Dollar results substantially consistent with Landlord’s then-current practice at the Project. Since the Project consists of multiple buildings, certain Operating Expenses may pertain to a particular building(s) and other Operating Expenses to the Project as a whole. Landlord reserves the right in its reasonable discretion to allocate any such costs applicable to any particular building within the Project solely to such building rather than the Project as a whole, and other such costs applicable to the Project as a whole among the buildings in the Project (which may include the Building), with the tenants in each building being responsible for paying their respective shares of such building costs to the extent required under their leases. If Landlord allocates certain costs to other building(s) in the Project, said costs shall be included in the Operating Expenses for the

Project as a whole; if Landlord allocates certain Operating Expenses to the Building only, Tenant shall only be responsible for that amount of Operating Expenses equal to Tenant’s Pro Rata Share of the Building. Landlord shall allocate such costs among the buildings (including the Building) in a reasonable, non-discriminatory manner, and such allocation shall be binding on Tenant. To the extent that Landlord and affiliate(s) of Landlord currently own other property(ies) adjacent to the Project or its neighboring properties (collectively, “Neighboring Properties”), then in connection with Landlord performing services for the Project pursuant to this Lease, similar services may be performed by the same vendor(s) for Neighboring Properties, as long as Tenant does not bear the additional cost of such services to Neighboring Properties in excess of the cost of such services if they were provided solely to the Project. In such a case, Landlord shall reasonably allocate to the Project the costs for such services based upon the ratio that the Rentable Area of the Building and Project bears to the total Rentable Area of all buildings on the Neighboring Properties for which the services are performed, unless the scope of the services performed for any building or property (including the Building and the Project) is disproportionately more or less than for others, in which case Landlord shall equitably allocate the costs based on the scope of the services being performed for each building or property (including the Building and the Project).

9.4 Landlord’s Statement shall be final and binding upon Tenant unless Tenant, within ninety (90) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor. If, during such ninety (90)-day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s Statement, Landlord shall provide Tenant with reasonable access to review Landlord’s books and records to the extent relevant to determination of Operating Expenses, and such other information as Landlord reasonably determines to be responsive to Tenant’s written inquiries regarding the same. In the event that, after Tenant’s review of such information, Landlord and Tenant (both acting in good faith) cannot agree upon the amount stated in Landlord’s Statement, then Tenant shall have the right to have an independent public accounting firm hired by Tenant (and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay) on an hourly basis and not on a contingent-fee basis (at Tenant’s sole cost and expense except as provided below), subject to a reasonable confidentiality agreement, audit and review such of Landlord’s books and records for the year in question as directly relate to the determination of Operating Expenses for such year (the “Independent Review”). Landlord shall make such books and records available at the location where Landlord maintains them in the ordinary course of its business. Landlord need not provide copies of any books or records, provided that Tenant shall be entitled to make such copies at its expense. Tenant shall commence the Independent Review within thirty (30) days after the date Landlord has given Tenant access to Landlord’s books and records for the Independent Review. Tenant shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses

(including a written statement of the basis, nature and amount of each proposed adjustment) no later than ninety (90) days after Landlord has first given Tenant access to Landlord’s books and records for the Independent Review. Landlord shall review the results of any such Independent Review. The parties shall endeavor in good faith to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review. If, as of sixty (60) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the Seattle, Washington area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the parties agree or the Accountant(s) determine that Tenant’s Adjusted Share of Operating Expenses actually paid by Tenant for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the parties agree or the Accountant(s) determine that Tenant’s payments of Tenant’s Adjusted Share of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such results. If it is finally agreed or determined that Landlord’s Statement for any year overcharges Tenant by five percent (5%) or more, then Landlord shall reimburse Tenant all reasonable costs of such review (including without limitation the cost of third party auditors) within thirty (30) days of Landlord’s receipt of an invoice therefor.

9.5 Tenant shall not be responsible for Operating Expenses with respect to any time period prior to the Term Commencement Date; provided, however, that if Landlord shall permit Tenant possession of the Premises prior to the Term Commencement Date for purposes other than construction of the Tenant Improvements and other move-in activities, Tenant shall be responsible for Operating Expenses from such earlier date of possession (the Term Commencement Date or such earlier date, as applicable, the “Expense Trigger Date”); and

provided, further, that Landlord may annualize certain Operating Expenses incurred prior to the Expense Trigger Date over the course of the budgeted year during which the Expense Trigger Date occurs, and Tenant shall be responsible for the annualized portion of such Operating Expenses corresponding to the number of days during such year, commencing with the Expense Trigger Date, for which Tenant is otherwise liable for Operating Expenses pursuant to this Lease. Tenant’s responsibility for Tenant’s Adjusted Share of Operating Expenses shall continue to the latest of (a) the date of termination of the Lease, (b) the date Tenant has fully vacated the Premises and (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant.

9.6 Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.7 Within thirty (30) days after the end of each calendar month, Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list, of all costs and expenses that (a) Tenant has incurred (either internally or by employing third parties) during the prior month and (b) for which Tenant reasonably believes it is entitled to reimbursements from Landlord pursuant to the terms of this Lease.

9.8 In the event that the Building or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy of the Building or Project, as applicable, to equal Landlord’s reasonable estimate of what such Operating Expenses would have been had the Building or Project, as applicable, been ninety-five percent (95%) occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.

10. Taxes on Tenant’s Property.

10.1 Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises or on any gross or net receipts of or sales by Tenant.

10.2 If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, upon demand, repay to Landlord the taxes so paid by Landlord.

10.3 If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2. Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants at the Project shall not be included in Operating Expenses. If the records of the applicable governmental assessor’s office are available and sufficiently detailed to serve as a basis for determining whether such Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

11. Security Deposit.

11.1 Tenant shall deposit with Landlord on or before the Execution Date the sum set forth in Section 2.6 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term. If Tenant Defaults (as defined below) with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

11.2 In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

11.3 Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.

11.4 If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

11.5 Tenant will provide Landlord with updated Hazardous Materials Documents (defined below) as required under Section 21.2 below. In the event that, upon Landlord’s review of any updated Hazardous Materials Documents, Landlord reasonably determines that Tenant’s change in use of Hazardous Materials (as defined below) at the Premises set forth in such updated Hazardous Materials Documents materially increases the risk of damage to or contamination of the Premises or other parts of the Project, then Landlord may require that, upon Tenant’s receipt of written notice from Landlord, Tenant in its sole discretion shall elect to either (a) deposit an additional sum equal to one (1) month of Base Rent with Landlord, which amount shall be added to and treated as a part of the Security Deposit, or (b) obtain a policy of Pollution Legal Liability insurance with coverage limits and in a form reasonably acceptable to Landlord. If required, such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy is retroactive to the date Landlord provided Tenant with notice pursuant to this Section 11.5 that Tenant is required to provide the coverage and such coverage is continuously maintained thereafter so long as Tenant occupies the Premises.

11.6 If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

11.7 The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may, at any time, except when Tenant is in Default (as defined below), deliver a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows:

(a) If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is six (6) months after the then-current Term Expiration Date, a letter of credit in the form of Exhibit D attached (or in another commercially reasonable form approved by Landlord) issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. Landlord may require the L/C Security to be re-issued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security. If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall immediately deliver to Landlord (without the requirement of notice from Landlord) substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks). If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then (i) Landlord shall with reasonable diligence complete any necessary calculations, (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security. Tenant shall reimburse Landlord’s legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension up to a maximum amount of $3,000.

(b) If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.

(c) Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if (i) an uncured Default (as defined below) exists, (ii) as of the date forty-five (45) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date), Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) six (6) months after the then-current Term Expiration Date or (2) the date one year after the then-current expiry date of the L/C Security, (iii) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current L/C Security expiry date, and the issuer fails to do so within ten (10)

Business Days, (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security or (v) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile). This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.

(d) Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security, causing Tenant no legally recognizable damage. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, (i) the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous, and (ii) Landlord will indemnify Tenant from any actual damages incurred by Tenant to the extent Landlord had no reasonable basis to believe it had the right to make a draw on the L/C Security.

(e) If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within five (5) Business Days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary. If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

11.8 Tenant shall, within five (5) days of any increase in Base Rent as a result of the expansion of the Premises pursuant to Section 42 below, Section 43 below or otherwise, pay to Landlord one (1) times the amount of such increase as an additional Security Deposit, as a component of its obligations under this Article.

12. Use.

12.1 Tenant shall use the Premises for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

12.2 Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Building or the Project, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

12.3 Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.

12.4 Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

12.5 No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

12.6 No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, nor shall any bottles, parcels or other articles be placed on the windowsills or items attached to windows that are visible from outside the Premises. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent.

12.7 No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Signage shall conform to Landlord’s design criteria. At Landlord’s sole cost and expense, Landlord shall provide Tenant with lobby and directory signage in the Building substantially consistent with the Signage permitted for comparable tenants in the Project, as Landlord reasonably determines. Tenant shall have the right to install Tenant’s proportionate share of the Building exterior Signage, subject to all preexisting rights of other tenants, Applicable Laws and Landlord’s reasonable review and approval. For any Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such

Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Signage in a first-class condition. Tenant shall be responsible for reimbursing Landlord for costs incurred by Landlord in removing any of Tenant’s Signage upon the expiration or earlier termination of the Lease. Interior signs on entry doors to the Premises and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Tenant’s sole cost and expense, and shall be of a size, color and type and be located in a place acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Without the prior written consent of Landlord, which consent shall not be unreasonably delayed or withheld, Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. At Landlord’s option, Landlord may install any Tenant Signage, and Tenant shall pay all reasonable costs associated with such installation within thirty (30) days after demand therefor.

12.8 Tenant may only place equipment within the Premises with floor loading consistent with the Building’s structural design unless Tenant obtains Landlord’s prior written approval. Tenant may place such equipment only in a location designed to carry the weight of such equipment.

12.9 Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Area or other offices in the Project.

12.10 Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, (b) use or allow the Premises to be used for unlawful purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment. Notwithstanding anything in this Lease to the contrary, Tenant may not install any security systems (including cameras) outside the Premises or that record sounds or images outside the Premises without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion. Landlord shall provide an on-site security guard at the Building, Monday through Friday between the hours of 6:00 a.m. and 10:00 p.m., (y) a roving security patrol service at or around the Building during non-Business Hours, and (z) once the Building is fully occupied, an additional on-site security guard at the Building, Monday through Friday between the hours of 8:00 a.m. and 4:00 p.m.; provided, however, by providing such security, Landlord does not assume any liability or obligation to Tenant with respect to the safety or security of the Building, the Project or the Premises, except to the extent that such liability arises directly from Landlord’s gross negligence or willful misconduct. The Building will be accessible only via a security access card system or such other security system as Landlord hereafter may elect to install. The Building shall be secured and accessible only via a security access card.

12.11 Subject to Landlord’s express obligations under this Lease, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against any demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) arising out of any such failure of the Premises to comply with the ADA. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

12.12 Tenant shall have unrestricted access to the Premises twenty-four (24) hours a day, seven (7) days a week, every day of the year during the Term and any extension thereof, subject to such security systems and procedures as Landlord may implement from time to time.

13. Rules and Regulations, CC&Rs, Parking Facilities; Common Area and Storage.

13.1 Tenant shall have the non-exclusive right, in common with others, to use the Common Area in conjunction with Tenant’s use of the Premises for the Permitted Use, and such use of the Common Area and Tenant’s use of the Premises shall be subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit F, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord (the “Rules and Regulations”). Tenant shall and shall ensure that its contractors, subcontractors, employees, subtenants and invitees faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations.

13.2 Tenant shall comply with any covenants, conditions or restrictions hereafter recorded on the Project or Property, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “CC&Rs”), so long as Tenant receives copies of such CC&Rs and such CC&Rs do not prohibit the use of the Premises for the Permitted Use. Landlord has provided to Tenant copies of that certain: (w) Amended and

Restated Property Use and Development Agreement dated July 29, 2013 from the City of Seattle to Landlord; (x) Ordinance 124258 approving the foregoing; (y) Letter re: City of Seattle Analysis and Recommendation of the Director of the Department of Planning and Development regarding application number 3011479; and (z) Letter re: City of Seattle Determination of the Director of the Department of Planning and Development regarding application number 3015121 (related to issued MUP 3011479).

13.3 As of the Term Commencement Date, the Building shall have a two and one half (2.5) level secure sub-grade parking structure, which Landlord currently anticipates will accommodate approximately one hundred thirty (130) cars. Access to the underground parking will be made through the garage entry of the Adjacent Building. At Tenant’s sole option to be elected from time to time, Tenant shall have a non-exclusive, irrevocable license to use up to twenty (20) parking spaces (based on the parking ratio of one (1) parking space per one thousand (1,000) square feet of Rentable Area of the Premises) in the parking structure serving the Building in common on an unreserved basis with other tenants of the Building during the Term and any extension thereof at a cost equal to the prevailing market rate for parking (as of the Execution Date, the rate for such parking spaces shall be Two Hundred Thirty and No/100 Dollars ($230.00) per parking space per month), which Tenant shall pay simultaneously with payments of Base Rent as Additional Rent; provided that Landlord shall not increase the rate that Landlord charges Tenant for such parking spaces more frequently than one (1) time in any twelve (12) month period, and any such increase shall not be greater than five percent (5%) of the then-current rate for such parking spaces. Tenant may increase or decrease the number of parking spaces licensed by Tenant pursuant to the terms of this paragraph from time to time, upon at least ten (10) days prior written notice to Landlord (not to exceed twenty (20) parking spaces unless otherwise agreed upon in writing by Landlord).

13.4 Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof; provided that Tenant shall always have the option to license at least twenty (20) parking spaces. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Building or the Project. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

13.5 Subject to the terms of this Lease including the Rules and Regulations and the rights of other tenants of the Building, Tenant shall have the non-exclusive right to utilize the service elevator and access the freight loading dock, at no additional cost.

14. Project Control by Landlord.

14.1 Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Project; convert the Building and other buildings within the Project to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project; and alter or relocate any other Common Area or facility, including private drives, lobbies, entrances and landscaping; provided, however, that such rights shall be exercised in a way that does not materially adversely affect Tenant’s beneficial use and occupancy of the Premises, including the Permitted Use and Tenant’s access to the Premises. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located.

14.2 Subject to the terms and conditions of this Lease, possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.

14.3 Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that materially adversely affects Tenant’s quiet enjoyment and use of the Premises as provided for in this Lease.

14.4 Landlord may, at any and all reasonable times during non-Business Hours (or during Business Hours), if (a) with respect to Subsections 14.4(u) through 14.4(y), Tenant so requests, and (b) with respect to Subsection 14.4(z), if Landlord so requests), and upon twenty-four (24) hours’ prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (u) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (v) supply any service Landlord is required to provide hereunder, (w) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary, (x) post notices of nonresponsibility, (y) access the telephone equipment, electrical substation and fire risers and (z) show the Premises to prospective tenants during the final year of the Term and current and prospective purchasers and lenders at any time during the Term;

provided that Landlord shall be subject to Tenant’s reasonable security procedures, except in an emergency. In connection with any such alteration, improvement or repair as described in Subsection 14.4(w), Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

15. Quiet Enjoyment. Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.

16. Utilities and Services.

16.1 Subject to Force Majeure (defined below) and the other provisions of this Article 16, Landlord shall provide, or cause to be provided, to the Premises during Business Hours (as defined below) water, gas, heat, light, power, HVAC, de-ionized water, and elevator service sufficient for Tenant’s Permitted Use. Except as otherwise expressly provided in this Lease, Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications, HVAC and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. Electric power and CFM/HVAC supplied to the Premises will be separately metered (with meters installed by Landlord at Landlord’s sole cost), and Tenant shall pay the costs for such electric power and CFM/HVAC supplied to the Premises as Additional Rent. If any other such utility is not separately metered to Tenant, Tenant shall pay Tenant’s Adjusted Share of all charges of such utility jointly metered with other premises as part of Tenant’s Adjusted Share of Operating Expenses or, in the alternative, Landlord may, at Landlord’s cost, install metering equipment to measure Tenants consumption of such other utilities. Landlord may base its bills for utilities on reasonable estimates; provided that Landlord adjusts such billings promptly thereafter or as part of the next Landlord’s Statement to reflect the actual cost of providing utilities to the Premises. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any utilities, then Tenant shall pay Landlord for Tenant’s Adjusted Share of such utilities to reflect such excess. In the event that the Building or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate utility usage that varies depending on the occupancy of the Building or Project (as applicable) to equal Landlord’s reasonable estimate of what such utility usage would have been had the Building or Project, as applicable, been ninety-five percent (95%) occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of the cost of such utilities. Tenant shall not be liable for the cost of utilities supplied to the Premises attributable to the time period prior to the Term Commencement Date; provided, however, that if Landlord shall permit Tenant possession of the Premises prior to the Term Commencement Date and Tenant uses the Premises for any purpose other than construction of Tenant Improvements or placement of personal property as set forth in Section 4.3, then Tenant shall be responsible for the cost of utilities supplied to the Premises from such earlier date of possession. In addition, Tenant may be responsible for the cost of electricity as provided in Section 4.5 above. Landlord will not provide any janitorial services to the Premises. Tenant shall separately contract and pay for janitorial services for the Premises.

16.2 Except as expressly stated in the last four sentences of this Section 16.2, Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accidents; breakage; casualties (to the extent not caused by the party claiming Force Majeure); Severe Weather Conditions (as defined below); physical natural disasters (but excluding weather conditions that are not Severe Weather Conditions); strikes, lockouts or other labor disturbances or labor disputes (other than labor disturbances and labor disputes resulting solely from the acts or omissions of the party claiming Force Majeure); acts of terrorism; riots or civil disturbances; wars or insurrections; shortages of materials (which shortages are not unique to the party claiming Force Majeure); government regulations, moratoria or other governmental actions, inactions or delays; failures by third parties to deliver gas, oil or another suitable fuel supply, or inability of the party claiming Force Majeure, by exercise of reasonable diligence, to obtain gas, oil or another suitable fuel; or other causes beyond the reasonable control of the party claiming that Force Majeure has occurred (collectively, “Force Majeure”); or, to the extent permitted by Applicable Laws, Landlord’s negligence. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. “Severe Weather Conditions” means weather conditions that are materially worse than those that reasonably would be anticipated for the Property at the applicable time based on historic meteorological records. In the event of a failure of utilities or other services, Tenant shall be responsible for obtaining any back-up utilities, generators or similar equipment or services at Tenant’s sole cost, except to the extent described in Section 16.8. Notwithstanding anything to the contrary in this Lease, if, for more than five (5) consecutive Business Days following written notice to Landlord and as a direct result of Landlord’s gross negligence or willful misconduct (and except to the extent that such failure is caused in whole or in part by the action or inaction of a Tenant Party (as defined below)), the provision of HVAC or other utilities to all or a material portion of the Premises that Landlord must provide pursuant to this Lease is interrupted (a “Material Services Failure”), then Tenant’s Base Rent and Operating Expenses (or, to the extent that less than all of the Premises are affected, a proportionate amount (based on the Rentable Area of the Premises that is rendered unusable) of Base Rent and Operating Expenses) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that if Landlord is diligently pursuing the restoration of such HVAC and other utilities and Landlord provides substitute HVAC and other utilities reasonably suitable for Tenant’s continued use and occupancy of the Premises for the Permitted Use (e.g., supplying potable water or portable air conditioning equipment), then neither Base Rent nor Operating Expenses shall be abated. During any Material Services Failure, Tenant will cooperate with Landlord to arrange for the provision of any interrupted utility services on an interim basis via temporary measures until final corrective measures can be accomplished, and Tenant will permit Landlord necessary access to the Premises to remedy such Material Service Failure. In the event of any interruption of HVAC or other utilities that Landlord must provide pursuant to this Lease, regardless of the cause, Landlord shall diligently pursue the restoration of such HVAC and other utilities. Notwithstanding anything in this Lease to the contrary, but subject to Article 24 (which shall govern in the event of a casualty), the provisions of this Section shall be Tenant’s sole recourse and remedy in the event of an interruption of HVAC or other utilities or services to the Premises.

16.3 Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, beyond those utilities provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.

16.4 Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water required or consumed in the Premises based upon Tenant’s Pro Rata Share of the Building or Project (as applicable) beyond the existing capacity of the Building or the Project usually furnished or supplied for the Permitted Use or (b) exceed Tenant’s Pro Rata Share of the Building’s or Project’s (as applicable) capacity to provide such utilities or services.

16.5 If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building or the Project by reason of Tenant’s equipment or extended hours of business operations outside of Business Hours (as defined below), then Tenant shall first procure Landlord’s consent for the use thereof, which consent may not be unreasonably withheld, conditioned or delayed, but Landlord may condition such consent upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services. The Project’s “Business Hours” will be from 7:00 am to 6:00 pm Monday through Friday.

16.6 Landlord shall provide water in Common Area for lavatory and landscaping purposes only, which water shall be from the local municipal or similar source; provided, however, that if Landlord determines that Tenant requires, uses or consumes water provided to the Common Area for any purpose other than ordinary lavatory purposes, Landlord may install, at Landlord’s sole cost and expense, a water meter (“Tenant Water Meter”) and thereby measure Tenant’s water consumption for all purposes. If Landlord installs a Tenant Water Meter, Tenant shall pay for water consumed, as shown on such meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred or payments made by Landlord for any of the reasons or purposes stated in this Section shall be deemed to be Additional Rent payable by Tenant and collectible by Landlord as such. Notwithstanding anything to the contrary in this Section, subject to Force Majeure, and subject to temporary interruptions in service for testing or in connection with Landlord making necessary repairs or performing its maintenance obligations under this Lease or as otherwise reasonably required by Landlord in connection with the repair, maintenance or upkeep of the Building or the Project, Landlord shall provide water in the Common Area for lavatory purposes twenty-four (24) hours a day, seven (7) days a week, every day of the year.

16.7 Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure; provided that Landlord shall use reasonable efforts to provide one (1) Business Day advance notice to Tenant (except in the event of an emergency, then Landlord shall provide prior notice to Tenant to the extent reasonable under the circumstances) of any scheduled stop in service, repair, alteration or improvement that Landlord in good faith anticipates will materially and adversely impact Tenant, and Landlord further agrees to use reasonable efforts to perform such work outside of Business Hours and in a manner that minimizes any disruption to Tenant. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure.

16.8 Tenant shall be entitled to use up to Tenant’s Pro Rata Share (after deducting any power from the Generator required for the Common Area) of power from the back-up generator for the Building described in Exhibit I (“Generator”) on a non-exclusive basis with other tenants in the Building; provided that such use shall be subject to any power from the Generator required for the Common Area. The cost of maintaining, repairing and replacing the Generator shall constitute Operating Expenses. Landlord expressly disclaims any warranties with regard to the Generator or the installation thereof, including any warranty of merchantability or fitness for a particular purpose. Landlord shall maintain the Generator in good working condition, but neither Landlord nor any of the other Landlord Parties shall be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord except to the extent that (a) such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need for such repairs or maintenance, or (b) such failure arises directly from Landlord’s gross negligence or willful misconduct, and no eviction of Tenant shall result from the failure of the Generator to furnish electric power for any reason, including, to the extent permitted by Applicable Laws, as a result of the negligence of any of the Landlord Parties. In the event of such failure, such failure shall not constitute a default by Landlord under the Lease, and Tenant shall not be entitled to termination of the Lease or any abatement or reduction of rent under the Lease, nor shall Tenant be relieved from the operation of any covenant or agreement of the Lease. For the avoidance of doubt, the provisions of Section 16.2 shall apply to the Generator.

16.9 For the Premises, Landlord shall (a) maintain and operate the HVAC systems used for the Permitted Use only (“Base HVAC”) and (b) subject to Subsection 16.9(a), furnish HVAC as reasonably required (except as this Lease otherwise provides) for reasonably comfortable occupancy of the Premises during Business Hours, subject to casualty, eminent domain or as otherwise specified in this Article. Prior to the Term Commencement Date, Tenant may deliver to Landlord written notice of any additional hours during which Tenant shall require Base HVAC (the “Scheduled HVAC Hours”); provided that Tenant may modify the Scheduled HVAC Hours upon delivery of written notice to Landlord not less than twenty-four (24) hours in advance. Except as otherwise stated in the last four sentences of Section 16.2 of this Lease, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services; provided that Landlord diligently endeavors to cure any such interruption or impairment. For the avoidance of doubt, the provisions of Section 16.2 shall apply to HVAC services.

16.10 For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) within thirty (30) days after Landlord’s request, any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, however, Tenant shall not be obligated to provide such invoices or statements to Landlord if Tenant has authorized Landlord to obtain copies of such invoices or statements from the utility provider, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, authorization to allow Landlord to access Tenant’s usage information necessary for Landlord to complete an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year; and Tenant shall comply with any other energy usage or consumption requirements required by Applicable Laws. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other period of time as may be requested by Landlord. Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants and Governmental Authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers. In addition to the foregoing, Tenant shall comply with all Applicable Laws related to the disclosure and tracking of energy consumption at the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17. Alterations.

17.1 Tenant shall make no alterations, additions or improvements other than the Tenant Improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation or other work (whether major or minor) of any kind in, at or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold, condition or delay; provided, however, that, in the event any proposed Alteration adversely affects (a) any structural portions of the Building, including exterior walls, the roof, the foundation or slab, foundation or slab systems (including barriers and subslab systems) or the core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, HVAC, electrical, security, life safety and power, then Landlord may withhold its approval in its sole and absolute discretion. Tenant shall, in making any Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In seeking Landlord’s approval, Tenant shall provide Landlord, at least thirty (30) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises that do not require any permits or more than three (3) total contractors and subcontractors (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Fifty Thousand and No/100 Dollars ($50,000.00) in any one instance or annually, (z) such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to or adversely affect the Building systems, (iii) affect the exterior of the Building or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Cosmetic Alterations.

17.2 Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building or with other tenants’ components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3 Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.

17.4 Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time reasonably designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with complete “as built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises, as well as a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems. Any such “as built” plans shall show the applicable Alterations as an overlay on the Building as-built plans; provided that Landlord provides the Building “as built” plans to Tenant.

17.5 Before commencing any Alterations, Tenant shall give Landlord at least thirty (30) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for such work.

17.6 Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if such space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.7 The Premises plus any Alterations, Signage, Tenant Improvements, attached equipment, decorations, fixtures, movable laboratory casework and related appliances, trade fixtures, and additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; laboratory benches; exterior venting fume hoods; walk-in freezers and refrigerators; ductwork; conduits; electrical panels and circuits; business and trade fixtures; attached machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto), shall (unless, prior to such construction or installation, Landlord elects otherwise in writing) at all times remain the property of Landlord, shall remain in the Premises and shall (unless, prior to construction or installation thereof, Landlord elects otherwise in writing) be surrendered to Landlord upon the expiration or earlier termination of this Lease. For the avoidance of doubt, the items listed on Exhibit G attached hereto (which Exhibit G may be updated by Tenant from and after the Term Commencement Date, subject to Landlord’s written consent) constitute Tenant’s property and shall be removed by Tenant upon the expiration or earlier termination of the Lease.

17.8 Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay.

17.9 If Tenant shall fail to remove any of its property from the Premises prior to the expiration or earlier termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store such effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

17.10 Tenant shall pay to Landlord an amount equal to two percent (2%) of the cost to Tenant of all Alterations (other than the Tenant Improvements) to cover Landlord’s overhead and expenses for plan review, engineering review, coordination, scheduling and supervision thereof. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up.

17.11 Within sixty (60) days after final completion of any Alterations performed by Tenant with respect to the Premises, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Alterations, together with supporting documentation reasonably acceptable to Landlord.

17.12 Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

17.13 Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and Lenders as additional insureds on their respective insurance policies.

18. Repairs and Maintenance.

18.1 Landlord shall repair and maintain the structural and exterior portions and Common Area of the Building and the Project, including but not limited to roofing and covering materials; foundations (excluding any architectural slabs, but including any structural slabs); exterior walls; plumbing; fire sprinkler systems (if any); HVAC systems; elevators; and electrical systems installed or furnished by Landlord.

18.2 Except for services of Landlord, if any, required by Section 18.1, and subject to Landlord’s obligations under this Lease, Tenant shall at Tenant’s sole cost and expense maintain and keep the interior of the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear or from casualty and eminent domain excepted (subject to the terms of Sections 24 and 25 below), and shall, within ten (10) days after receipt of written notice from Landlord, provide to Landlord any maintenance records that Landlord reasonably requests. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear and damage by casualty and eminent domain excepted (subject to the terms of Sections 24 and 25 below) and with the Landlord Improvements in substantially the same condition as existed on the Term Commencement Date; and shall, at Landlord’s request and Tenant’s sole cost and expense, remove all telephone and data systems, wiring and equipment from the Premises installed by Tenant, and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than pursuant to the terms and provisions of the Work Letter.

18.3 Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is Landlord’s obligation pursuant to this Lease except to the extent that (a) such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance, or (b) such failure arises from Landlord’s gross negligence or willful misconduct. Tenant shall provide written notice to Landlord of any needed maintenance or repairs which Landlord is obligated to perform under this Lease, and Landlord shall use reasonable good faith efforts to undertake such maintenance or repairs as soon as reasonably possible after receipt of such notice. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.4 If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as such person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease; subject to compliance with Tenant’s reasonable security procedures and so long as Landlord is using commercially reasonable efforts to minimize any material adverse interference with Tenant’s use of the Premises.

18.5 This Article relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.

18.6 Costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses.

18.7 Notwithstanding anything to the contrary in this Lease, in the event of emergency that results in an interruption in services to the Premises that has the reasonable potential to become a material interference to the operation of Tenant’s equipment or the Premises with a material adverse effect on the conduct of Tenant’s business, if Landlord has not commenced restoring such services within forty-eight (48) hours after written notice from Tenant, and the failure to commence such restoration is not due to the unavailability of necessary equipment, parts, materials or labor or other Force Majeure, then Tenant shall have the right, but not the obligation, to take such action and perform such work as is reasonably necessary to repair any portion or component of the Premises, Building or the Project to the extent necessary to restore such services to the Premises; provided, however, that (a) Tenant shall give Landlord as much advance written notice as reasonably practicable of the actions it is taking, (b) in no event shall Tenant be permitted access to, or to take any action that would reasonably be expected to affect, any equipment or facilities that serve other tenants’ premises in the Building or the Project, and (c) in exercising its rights under this Section 18.7, Tenant shall be solely responsible for, and shall reimburse, indemnify, defend and hold harmless and release Landlord and its affiliates and their respective directors, officers, shareholders, members, employees, contractors and agents for, from and against, any Claims suffered or incurred by Landlord, any other tenant or any other person or entity caused by or arising from the actions taken by Tenant, including but not limited to any damage or injury to persons or property (subject to Landlord’s obligations under the last sentence of this paragraph). Tenant shall use commercially reasonable efforts to minimize interference with the rights of other tenants to use their respective premises in the Building, and all work done in accordance herewith must be performed at a reasonable and competitive cost and expense. If the emergency situation resulting in the interruption of services to the Premises addressed by Tenant under this Section is due to the negligence or intentional misconduct of Landlord or its agents, contractors or employees, or if the work performed by Tenant to remedy such interruption of services to the Premises is not Tenant’s sole responsibility under the terms and conditions of this Lease, then Landlord agrees to reimburse Tenant for the reasonable cost of work performed by Tenant pursuant to this Section within thirty (30) days of invoice.

19. Liens.

19.1 Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising out of work or services performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s or materialman’s lien filed against the Premises, the Building or the Project for work or services claimed to have been done for, or materials claimed to have been furnished to, or obligations incurred by Tenant shall be discharged or bonded by Tenant within ten (10) days after the filing thereof, at Tenant’s sole cost and expense.

19.2 Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a statutory lien bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3 In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Building or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s Lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project.

20. Estoppel Certificate. Tenant shall, within ten (10) Business Days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit H, or on any other form reasonably requested by a current or proposed Lender or encumbrancer or proposed purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Property. Tenant’s failure to deliver such statement within such the prescribed time shall, at Landlord’s option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

21. Hazardous Materials.

21.1 Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant or any of its employees, agents, contractors or invitees (collectively with Tenant, each a “Tenant Party”). If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Project, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder as a result of acts or omissions of a Tenant Party or if a Tenant Party exacerbates any existing condition involving Hazardous Substances, or (d) contamination of the Project occurs as a result of Hazardous Materials that are placed on or under or are released into the Project by a Tenant Party, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, including (w) diminution in value of the Project or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (y) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Project. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Notwithstanding the foregoing, Landlord shall indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold Tenant harmless from and against any and all Claims resulting from the presence of Hazardous Materials at the Project in violation of Applicable Laws as of the date Landlord delivers the Premises to Tenant, unless placed at the Project by a Tenant Party.

21.2 Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental Applicable Laws, (b) a list of any and all approvals or permits from Governmental Authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices of violations of Applicable Laws related to Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Project for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature, which Hazardous Materials Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord’s review into Tenant’s Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

21.3 At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to demonstrate that Hazardous Materials are present at levels in excess of what is permitted or trigger a reporting obligation under Applicable Laws or that contamination has occurred due to the acts or omissions of a Tenant Party. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of this Lease.

21.4 If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws. Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such tanks, in which case Tenant’s responsibility for such tanks shall be as set forth in this Section.

21.5 Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

21.6 Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27.

21.7 As used herein, the term “Hazardous Material” means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Applicable Laws or any Governmental Authority.

21.8 Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Project for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section 21.8 is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29). In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Project in excess of New Tenant’s Pro Rata Share of the Building or the Project, as applicable then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than New Tenant’s Pro Rata Share of the Building or the Project, as applicable Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of fire control areas, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

22. Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Project (including persons legally present in any outdoor areas of the Project) be subjected to odors or fumes (whether or not noxious), and that the Building and the Project will not be damaged by any exhaust, in each case from Tenant’s operations. If any other tenant of the Building or the Project causes odors or fumes (whether or not noxious) to emanate from its Premises, following written notice from Tenant, Landlord will use commercially reasonable efforts to enforce Landlord’s rights under other Leases of the Building or Project in order to resolve such issue. Landlord and Tenant therefore agree as follows:

22.1 Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

22.2 If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord reasonably requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a reasonable manner that goes beyond the requirements of Applicable Laws.

22.3 Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s reasonable judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s reasonable judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.

22.4 Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s approval of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion). Tenant shall install additional equipment as Landlord reasonably requires from time to time under the preceding sentence. Such installations shall constitute Alterations.

22.5 If Tenant fails to install satisfactory odor control equipment within ten (10) Business Days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s reasonable determination, cause odors, fumes or exhaust; provided that if satisfactory odor control equipment cannot be installed within ten (10) Business Days, as long as Tenant commences such installation within ten (10) Business Days and thereafter diligently pursues such installation to completion within forty five (45) days after Landlord’s request, then Landlord may not require Tenant’s operations to cease or suspend.

23. Insurance; Waiver of Subrogation.

23.1 Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, engineering costs or such other costs to the extent the same are not incurred in the event of a rebuild and without reference to depreciation taken by Landlord upon its books or tax returns), or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than the coverages landlords of similar properties in the Seattle area would customarily carry and deductible amounts shall be commercially reasonable, as determined by Landlord in its reasonable discretion, or such greater coverages as Landlord’s Lender, if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, Workers’ Compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.

23.2 In addition, Landlord shall carry Commercial General Liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence/general aggregate for bodily injury (including death), or property damage with respect to the Project.

23.3 Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:

(a) Commercial General Liability insurance on a broad-based occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal & advertising injury, and contractual liability with limits of liability of not less than $2,000,000 for bodily injury and property damage per occurrence, $2,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance provided that such coverage is at least as broad as the primary coverages required herein.

(b) Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto, including those owned, hired or otherwise operated or used by or on behalf of the Tenant. The coverage shall be on a broad-based occurrence form with combined single limits of not less than $1,000,000 per accident for bodily injury and property damage.

(c) Commercial Property insurance covering property damage to the full replacement cost value. Covered property shall not include permanent improvements in the Premises installed by Tenant or furnished by Landlord which shall be insured by Landlord pursuant to Section 23.1, but shall include Tenant’s Property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors. Such insurance, with respect only to all Tenant Improvements, Alterations or other work performed on the Premises by Tenant (collectively, “Tenant Work”), shall name Landlord and Landlord’s current and future mortgagees as loss payees as their interests may appear. Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, earthquake, terrorism and such other additional risks Landlord may from time to time designate that are generally required by landlords of similar properties in accordance with prudent business practices, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance.

(d) Workers’ Compensation insurance as is required by statute or law, or as may be available on a voluntary basis and Employers’ Liability insurance with limits of not less than the following: each accident, Five Hundred Thousand Dollars ($500,000); disease ($500,000); disease (each employee), Five Hundred Thousand Dollars ($500,000).

(e) During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including the Tenant Improvements and any Alterations, insurance required in Exhibit B-1 must be in place.

The insurance required of Tenant by this Article shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Tenant shall obtain for Landlord from the insurance companies/broker or cause the insurance companies/broker to furnish certificates of insurance evidencing all coverages required herein to Landlord. No such policy shall be cancelled or reduced in coverage except after twenty (20) days’ prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s required policies shall contain severability of interest clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Tenant shall, at least twenty-five (25) days prior to the expiration of such policies, furnish Landlord with renewal certificates of insurance or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., and Nelchina Point Limited Partnership, and each of their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant’s use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant.

23.4 In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Building is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Project.

23.5 Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

23.6 Landlord, Tenant and their respective insurers hereby waive any and all rights of recovery or subrogation against the other party with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible property insurance, including any deductibles or self-insurance maintained thereunder. If necessary, Landlord and Tenant agree to endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the other party for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in this Lease.

23.7 Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Project.

23.8 Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses.

24. Damage or Destruction.

24.1 In the event of a partial destruction of (a) the Premises or (b) Common Area of the Building or the Project ((a) and (b) together, the “Affected Areas”) by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (x) the damage thereto is such that the Affected Areas may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty, (y) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs, reconstruction and restoration (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense) and (z) such casualty was not intentionally caused by a Tenant Party, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Areas and this Lease shall continue in full force and effect.

24.2 In the event of any damage to or destruction of the Building or the Project other than as described in Section 24.1, Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair, reconstruct and restore the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction. In the event of any damage or destruction (regardless of whether such damage is governed by Section 24.1 or this Section), if (a) in Landlord’s determination as set forth in the Damage Repair Estimate (as defined below), the Affected Areas cannot be repaired, reconstructed or restored within twelve (12) months after the date of the Damage Repair Estimate, (b) subject to Section 24.6, the Affected Areas are not actually repaired, reconstructed and restored within eighteen (18) months after the date of the Damage Repair Estimate, or (c) the damage and destruction occurs within the last twelve (12) months of the then-current Term, then Tenant shall have the right to terminate this Lease, effective as of the date of such damage or destruction, by delivering to Landlord its written notice of termination (a “Termination Notice”) (y) with respect to Subsections 24.2(a) and (c), no later than fifteen (15) days after Landlord delivers to Tenant Landlord’s Damage Repair Estimate and (z) with respect to Subsection 24.2(b), no later than fifteen (15) days after such twelve (12) month period (as the same may be extended pursuant to

Section 24.6) expires. If Tenant provides Landlord with a Termination Notice pursuant to Subsection 24.2(z), Landlord shall have an additional thirty (30) days after receipt of such Termination Notice to complete the repair, reconstruction and restoration. If Landlord does not complete such repair, reconstruction and restoration within such thirty (30) day period, then Tenant may terminate this Lease by giving Landlord written notice within two (2) business days after the expiration of such thirty (30) day period. If Landlord does complete such repair, reconstruction and restoration within such thirty (30) day period, then this Lease shall continue in full force and effect.

24.3 As soon as reasonably practicable, but in any event within sixty (60) days following the date of damage or destruction, Landlord shall notify Tenant of Landlord’s good faith estimate of the period of time in which the repairs, reconstruction and restoration will be completed (the “Damage Repair Estimate”), which estimate shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repair, reconstruction and restoration of similar buildings. Additionally, Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.

24.4 Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

24.5 In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other comparable space during the period of repair, reconstruction and restoration that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business; provided, however, that the amount of such abatement shall be reduced by the proceeds of business interruption or loss of rental income insurance actually received by Tenant with respect to the Premises.

24.6 Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure or delays caused by a Tenant Party, then the time for Landlord to commence or complete repairs, reconstruction and restoration shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repairs, reconstruction and restoration.

24.7 If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repairs, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord’s expense (which includes the Tenant Improvements), and (b) the Common Area portion of the Affected Areas. The repairs, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repairs, reconstruction and restoration of the Premises, the Building and the Project.

24.8 Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises (a) if the damage resulting from any casualty covered under this Article occurs during the thirteenth (13th) through the eighteenth (18th) months prior to the expiration of the Term and the Damage Repair Estimate indicates that more than six (6) months will be required for such repair, reconstruction or restoration, (b) if the damage resulting from any casualty covered under this Article occurs during the seventh (7th) through twelfth (12th) months prior to the expiration of the Term and the Damage Repair Estimate indicates that more than thirty (30) days will be required for such repair, reconstruction or restoration, (c) if the damage resulting from any casualty covered under this Article occurs during the last six (6) months of the Term, or (d) to the extent that insurance proceeds are not available therefor.

24.9 Landlord’s obligation, should it elect or be obligated to repair, reconstruct or restore, shall be limited to the Affected Areas. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations (excepting the Tenant Improvements) installed by Tenant existing at the time of such damage or destruction. If Affected Areas are to be repaired, reconstructed or restored in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in default under this Lease after notice and the lapse of applicable cure periods, and subject to the requirements of any Lender of Landlord.

24.10 This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes permitting the parties to terminate this Lease as a result of any damage or destruction).

25. Eminent Domain.

25.1 In the event (a) the whole of all Affected Areas or (b) such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease by providing written notice to the other, effective as of the date possession is required to be surrendered to such authority, except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

25.2 In the event of a partial taking of (a) the Building or the Project or (b) drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease by providing written notice to Tenant (except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

25.3 Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

25.4 If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

25.5 This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any condemnation or eminent domain. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes permitting the parties to terminate this Lease as a result of any damage or destruction).

26. Surrender.

26.1 At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. Landlord will reimburse Tenant for the cost of preparing the Exit Survey, up to a maximum amount of $5,000. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, (b) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users, and (c) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey to the extent the remediation thereof is otherwise required by the terms of this Lease, and to comply with any recommendations set forth in the Exit Survey related to the same. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

26.2 No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

26.3 The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

26.4 The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

27. Holding Over.

27.1 If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7, as adjusted in accordance with Article 8, and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Adjusted Share of Operating Expenses and electricity and other utility costs. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

27.2 Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term, and (b) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages (in each case, regardless of whether such damages are foreseeable).

27.3 Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

27.4 The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

27.5 The provisions of this Article shall survive the expiration or earlier termination of this Lease.

28. Indemnification and Exculpation.

28.1 Except to the extent caused by the negligence or willful misconduct of Landlord or any agent or employee of Landlord, Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, real or alleged, arising from injury to or death of any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project, arising directly or indirectly out of (a) the presence at or use or occupancy of the Premises or Project by a Tenant Party, (b) an act or omission on the part of any Tenant Party, (c) a breach or default by Tenant in the performance of any of its obligations hereunder or (d) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of alcoholic beverages at the Premises or Project, including liability under any dram shop law, host liquor law or similar Applicable Law. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

28.2 Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for and Tenant assumes all risk of (a) damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s negligence, intentional misconduct or willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time, and (b) damage to personal property or scientific research, including loss of records kept by Tenant within the Premises (in each case, regardless of whether such damages are foreseeable) except to the extent caused by the gross negligence or willful misconduct of Landlord or any agent or employee of Landlord. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section, except to the extent caused by the gross negligence or willful misconduct of Landlord or any agent or employee of Landlord. Notwithstanding anything in the foregoing or this Lease to the contrary, except (x) as otherwise provided herein, (y) as may be provided by Applicable Laws or Section 27.2, or (z) in the event of Tenant’s breach of Article 21 or Section 26.1, in no event shall Landlord or Tenant be liable to the other for any consequential, punitive, special or indirect damages arising out of this Lease (provided that this Subsection 28.2(z) shall not limit Tenant’s liability for Base Rent or Additional Rent pursuant to this Lease).

28.3 Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party, unless otherwise expressly stated in this Lease.

28.4 Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

28.5 The provisions of this Article shall survive the expiration or earlier termination of this Lease.

28.6 The indemnities from the parties in this Article are intended to specifically cover actions brought by the party’s own employees, with respect to acts or omissions during the term of this Lease. In that regard, with respect to the indemnitee party, the indemnitor party waives any immunity it may have under Washington’s Industrial Insurance Act, RCW Title 51, to the extent necessary to provide the indemnitee party with a full and complete indemnity from claims made by the indemnitor party and its employees, to the extent of their negligence. If losses, liabilities, damages, liens, costs and expenses covered by the indemnitor party’s indemnity are caused by the sole negligence of the indemnitee party or by the concurrent negligence of both the indemnitor party and the indemnitee party, or their respective employees, agents, contractors, invitees and licensees, then the indemnitor party shall indemnify the indemnitee party only to the extent of any indemnitor parties’ (or its respective employees, agents, contractors, invitees and licensees) negligence. LANDLORD AND TENANT ACKNOWLEDGE THAT THE INDEMNIFICATION PROVISIONS OF THIS ARTICLE WERE SPECIFICALLY NEGOTIATED AND AGREED UPON BY THEM.

29. Assignment or Subletting.

29.1 Except as hereinafter expressly permitted, none of the following (each, a “Transfer”), either voluntarily or by operation of Applicable Laws, shall be directly or indirectly performed without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed: (a) Tenant selling, hypothecating, assigning, pledging, encumbering or otherwise transferring this Lease or subletting the Premises or (b) a controlling interest in Tenant being sold, assigned or otherwise transferred (other than as a result of shares in Tenant being sold on a public stock exchange). For purposes of the preceding sentence, “control” means (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person or (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. In no event shall Tenant perform a Transfer to or with an entity that is a tenant at the Project or that is in discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project or a property owned by Landlord or an affiliate of Landlord. Notwithstanding the foregoing, Tenant shall have the right to Transfer, without Landlord’s prior written consent, Tenant’s interest in this Lease or the Premises or any part thereof to any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant, or is the surviving entity in a merger with Tenant or an entity that acquires all or substantially all of the assets of Tenant (“Tenant’s Affiliate”); provided that Tenant shall notify Landlord in writing at least thirty (30) days prior to the effectiveness of such Transfer to Tenant’s Affiliate (an “Exempt Transfer”) and otherwise comply with the requirements of this Lease regarding such Transfer; and provided, further, that the person that will be the tenant under this Lease after the Exempt Transfer has a net worth (as of both the day immediately prior to and the day immediately after the Exempt Transfer) that is equal to or greater than the net worth (as of both the Execution Date and the date of the Exempt Transfer) of the transferring Tenant. For purposes of the immediately preceding sentence, “control” requires both (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. Notwithstanding the foregoing, if

Tenant is precluded by Applicable Law or by contract from giving Landlord prior written notice of an Exempt Transfer, Tenant will provide Landlord with written notice of the Exempt Transfer as soon as Tenant may do so without violating Applicable Law or the terms of the applicable contract.

29.2 In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; the most recent financial statements of Tenant and of the proposed transferee, assignee or sublessee satisfying the requirements of Section 40.2 (“Required Financials”); any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. Within fifteen (15) Business Days of receipt of Tenant’s Transfer Notice, Landlord shall notify Tenant in writing that Landlord either consents to the Transfer, does not consent to the Transfer or needs additional information. Upon receipt of the additional information requested by Landlord, Landlord shall have fifteen (15) Business Days to determine whether or not it consents to the Transfer.

29.3 Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of Tenant and of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 29.7 to cancel this Lease. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.

29.4 The following are conditions precedent to a Transfer or to Landlord considering a request by Tenant to a Transfer:

(a) Tenant shall remain fully liable under this Lease during the unexpired Term. Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease, however, and waives its right to claim that it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses permitted by this Lease or by Applicable Laws;

(b) If Tenant or the proposed transferee, assignee or sublessee does not or cannot deliver the Required Financials, then Landlord may elect to have either Tenant’s ultimate parent company or the proposed transferee’s, assignee’s or sublessee’s ultimate parent company provide a guaranty of the applicable entity’s obligations under this Lease, in a commercially reasonable form acceptable to Landlord, which guaranty shall be executed and delivered to Landlord by the applicable guarantor prior to the Transfer Date;

(c) In the case of an Exempt Transfer, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the Transfer qualifies as an Exempt Transfer;

(d) Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(e) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request (which shall not exceed $3,000);

(f) Except with respect to an Exempt Transfer, if Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant. If such consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(g) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease (after notice and the lapse of any applicable cure periods), such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(h) Landlord’s consent to any such Transfer shall be effected on Landlord’s forms;

(i) Tenant shall not then be in default hereunder in any respect beyond applicable notice and cure periods;

(j) Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;

(k) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(l) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(m) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent or refuse consent to any later Transfer;

(n) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(o) Tenant shall deliver to Landlord a list of Hazardous Materials (as defined below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally,

Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.

29.5 Any Transfer that is not in compliance with the provisions of this Article or with respect to which Tenant does not fulfill its obligations pursuant to this Article shall be void and shall, at the option of Landlord, terminate this Lease.

29.6 Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

29.7 If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed transferee, assignee or sublessee other than pursuant to an Exempt Transfer, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

29.8 If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

29.9 Landlord shall execute a commercially reasonable nondisclosure agreement if so requested by Tenant or any proposed transferee, assignee or sublessee prior to receiving documents pursuant to this Section.

30. Subordination and Attornment.

30.1 This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination; provided with respect to any future mortgage, deed of trust, or lease in which Landlord is tenant, such subordination shall be subject to Tenant’s receipt of a commercially reasonable nondisturbance agreement. Landlord warrants to Tenant that there is not currently any financing encumbering the Project or Building; however the Property is subject to a ground lease as described in Exhibit A-1 attached (the “Ground Lease”). Not more than thirty (30) days after the Execution Date, Landlord will obtain from the ground lessor under the Ground Lease a Ground Lessor Recognition and Non-Disturbance Agreement in the form attached to this Lease as Exhibit J, or such other form as is reasonably acceptable to Tenant and the ground lessor. Landlord shall be responsible for the cost of recording such Ground Lessor Recognition and Non-Disturbance Agreement, including any transfer or other taxes incurred in connection with such recordation. If Landlord has not obtained a Ground Lessor Recognition and Non-Disturbance Agreement from the ground lessor within sixty (60) days after the Execution Date then Tenant will be entitled to a credit against Rent in the amount of $500.00 for each day after the end of such sixty (60) day period until Landlord obtains the required Ground Lessor Recognition and Non-Disturbance Agreement from Ground Lessor.

30.2 Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further commercially reasonable instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord; provided that such instrument includes a commercially reasonable nondisturbance agreement. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a “Mortgagee”) so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) days after written request therefor, such failure shall constitute a Default under this Lease.

30.3 Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease or materially adversely affecting Tenant’s quiet enjoyment of the Premises, if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part.

30.4 In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

31. Defaults and Remedies.

31.1 Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within three (3) days after Landlord gives Tenant written notice that the payment is past due, Tenant shall pay to Landlord (a) an additional sum of six percent (6%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) Business Days after Landlord’s demand, whichever is earlier. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

31.2 No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

31.3 If Tenant fails to pay any sum of money required to be paid by it hereunder or perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may (but shall not be obligated to), without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the use of the Building or the Project by any other tenant or with the efficient operation of the Building or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

31.4 The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) Tenant abandons or vacates the Premises prior to the scheduled Term Expiration Date or earlier termination of this Lease without the intention to pay rent and otherwise continue to perform its obligations under this Lease;

(b) Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of three (3) days after written notice thereof from Landlord to Tenant;

(c) Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Sections 31.4(a) and 31.4(b)) to be performed by Tenant, where such failure continues for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than ten (10) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within such ten (10) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than one hundred eighty (180) days after Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h) Tenant fails to deliver an estoppel certificate in accordance with Article 20; or

(i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice. The foregoing notice and cure provisions shall be inclusive of and not in addition to the notices and cure periods provided for in RCW 59.12, as now or hereafter amended, or any legislation in lieu or substitution thereof.

31.5 In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a) Halt any Tenant Improvements and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work;

(b) Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(i) The sum of:

A. The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

B. The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

C. The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

D. Any other amount necessary to compensate Landlord for all the detriment caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any “free” rent period or rent holiday); plus

E. At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws; or

(ii) At Landlord’s election, as minimum liquidated damages in addition to any (A) amounts paid or payable to Landlord pursuant to Section 31.5(c)(i)(A) prior to such election and (B) costs of restoring the Premises to the condition required under the terms of this Lease, an amount (the “Election Amount”) equal to either (Y) the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent and other benefits that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present cash rental value of the Premises as determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect, computed using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the “Discount Rate”) or (Z) twelve (12) months (or such lesser number of months as may then be remaining in the Term) of Base Rent and Additional Rent at the rate last payable by Tenant pursuant to this Lease, in either case as Landlord specifies in such election. Landlord and Tenant agree that the Election Amount represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors; and that the Election Amount is not a penalty.

As used in Sections 31.5(c)(i)(A) and (B), “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 31.5(c)(i)(C), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the Discount Rate.

31.6 In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises so long as Landlord is in compliance with any obligation Landlord has under Applicable Law to mitigate its damages. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

31.7 If Landlord does not elect to terminate this Lease as provided in Section 31.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

31.8 In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

31.9 All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in such waiver. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to mitigate its damages with respect to any default by Tenant, except to the extent Landlord is required to do so under Applicable Law. Any obligation imposed by Applicable Law upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to (a) lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion and (b) develop the Project in a harmonious manner with a mix of uses, tenants, floor areas, terms of tenancies, etc., as determined by Landlord. Landlord shall not be obligated to relet the Premises to any party to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Project or at another property owned by Landlord or an affiliate of Landlord.

31.10 Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (y) the date of Lease termination and (z) the date Tenant surrenders possession of the Premises.

31.11 Intentionally deleted.

31.12 Except as otherwise expressly set forth in this Lease, Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure (“Landlord Default”); provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Except as otherwise expressly set forth in this Lease, in no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

31.13 In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

32. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

32.1 Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

32.2 A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

32.3 A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

32.4 The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

33. Brokers.

33.1 Each party represents and warrants to the other party that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Flinn Ferguson and CBRE (“Brokers”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Brokers in relation to this Lease pursuant to separate agreements between Landlord and Brokers.

33.2 Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

33.3 Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.

33.4 Each party agrees to indemnify, save, defend (at the other party’s option and with counsel reasonably acceptable to the other party) and hold the other party harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Brokers, that was employed or engaged by the party, or claiming to have been employed or engaged as a result of the party’s own acts. The indemnifications in this Section shall survive the expiration or earlier termination of this Lease.

34. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

35. Limitation of Landlord’s Liability.

35.1 If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project.

35.2 Neither Landlord nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord’s obligations or any deficiency under this Lease, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord or any of Landlord’s affiliates. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner or member of Landlord except as may be necessary to secure jurisdiction of the partnership, joint venture or limited liability company, as applicable. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates. For the purpose of clarity, the foregoing paragraph is not intended to preclude any tort claim against any individual arising from the actions of such individual unrelated to this Lease in his or her personal capacity and not in his or her capacity as a partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates.

35.3 Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

36. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

36.1 Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Agreement as Tenant; and

36.2 The term “Tenant,” as used in this Lease, shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

37. Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

38. Confidentiality. Landlord and Tenant shall each keep the terms and conditions of this Lease and any information provided by one to the other (or the receiving party’s employees, agents or contractors) pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Landlord shall not release to any third party any non-public information about Tenant. In addition, all information learned by or disclosed to Landlord with respect to Tenant’s business or research, or information disclosed or discovered during an entry by Landlord into the Premises, shall be kept strictly confidential by Landlord, Landlord’s legal representatives, successors, assigns, employees, servants and agents and shall not be used (except for Landlord’s confidential internal purposes) or disclosed to others by Landlord (other than Landlord’s affiliates and their respective employees, investors, accountants, attorneys, lenders or prospective lenders, consultants, advisors, purchasers or prospective purchasers), or Landlord’s servants, agents, employees, legal representatives, successors or assigns, without the express prior written consent of Tenant, which Tenant may withhold in its sole and absolute discretion. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (w) if required by Applicable Laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (x) to a party’s attorneys, accountants, investors, brokers, affiliates, employees, lenders or prospective lenders and purchasers or prospective purchasers and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section (y) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section, or (z) if required by the U.S. Securities and Exchange Commission or other regulatory agency. Tenant agrees its sole remedies for Landlord’s breach of this Section 38 shall be to seek injunctive relief or to bring an action for the actual damages incurred by Tenant as a result of Landlord’s breach of this Section 38. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s breach of this Section 38.

39. Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) Business Day by delivery utilizing one of the methods described in Subsection 39(a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with Subsection 39(a); (y) one business (1) day after deposit with a reputable international overnight delivery service, if given in accordance with Subsection 39(b); or (z) upon transmission, if given in accordance with Subsection 39(c). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10 or 2.11, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

40. Miscellaneous.

40.1 Landlord reserves the right to change the name of the Building or the Project in its sole discretion.

40.2 Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, the most recent year-end unconsolidated financial statements reflecting Tenant’s current financial condition audited by a nationally recognized accounting firm. Tenant shall, within ninety (90) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s year-end unconsolidated financial statements for the previous year audited by a nationally recognized accounting firm. Notwithstanding the foregoing, so long as Tenant is a publicly traded company and is not a subsidiary of any other entity, the financial statements to be provided by Tenant pursuant to the preceding two (2) sentences may be consolidated financial statements rather than unconsolidated financial statements. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. The terms of this Section 40.2 shall not apply if (i) Tenant is an entity that is domiciled in the United States of America, and whose securities are funded through a public securities exchange subject to regulation by the United States of America publicly traded over exchanges based in the United States or (ii) Tenant is an SEC registrant and required to file reports on Forms 10-K and 10-Q or the equivalent thereof and under either clause (i) or (ii) above Tenant’s current financial information is publicly available through the internet.

40.3 Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

40.4 The terms of this Lease are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included herein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

40.5 Landlord shall record a memorandum of this Lease in the form of Exhibit K; provided Tenant executes and delivers to Landlord at the time such memorandum is executed a termination of such memorandum in the form of Exhibit L attached which Landlord may record upon the expiration of the Term or the earlier termination of this Lease. Landlord shall be responsible for the cost of recording the memorandum of this Lease or any termination of the memorandum. Neither party shall record this Lease. Upon the expiration or earlier termination of this Lease, Tenant shall provide Landlord with such additional documents as Landlord may reasonably request confirming that this Lease is terminated so Landlord can remove the memorandum of this Lease from record title to the Property.

40.6 Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” mean “‘include,’ etc., without limitation.” The word “shall” is mandatory and the word “may” is permissive. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease. Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

40.7 Except as otherwise expressly set forth in this Lease, each party shall pay its own costs and expenses incurred in connection with this Lease and such party’s performance under this Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

40.8 Time is of the essence with respect to the performance of every provision of this Lease.

40.9 The covenants and conditions of the parties in this Lease are intended to be independent of each other covenant and condition in this Lease.

40.10 Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligations under this Lease are independent and shall not be conditioned upon performance by Landlord.

40.11 Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

40.12 Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

40.13 Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns. This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

40.14 This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

40.15 Each party guarantees, warrants and represents to the other that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed. Each party further guarantees, warrants and represents to the other that no third-party consent or approval is required in connection with this Lease, or if such consent or approval is required, it has been obtained.

40.16 This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

40.17 No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

40.18 No waiver of any term, covenant or condition of this Lease shall be binding unless executed in writing by the waiving party. The waiver by a party of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.

40.19 To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

40.20 “Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

40.21 The Recitals as set forth above are hereby incorporated herein by this reference.

41. Options to Extend Term. Tenant shall have two (2) options (each, an “Option”) to extend the Term by five (5) years each as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except as follows:

41.1 Basic Annual Rent at the commencement of each Option term shall equal the then-current fair market value for comparable office and laboratory space in the Seattle market of comparable age, quality, level of finish and proximity to amenities and public transit including market rate annual adjustments (“FMV”), but in no event be less than the Basic Annual Rent in effect immediately prior to the Option term for the first year of the Option term. Tenant may, no more than twelve (12) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the next Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise an Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (v) the size of the Premises, (w) the length of the Option term, (x) rent in comparable buildings in the relevant market, including concessions offered to new tenants, such as free rent, tenant improvement allowances, leasing commissions, and moving allowances, (y) Tenant’s creditworthiness and (z) the quality and location of the Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising an Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Seattle laboratory/research and development leasing market (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (i) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Seattle market and (ii) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The Baseball Arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Basic Annual Rent payable for the applicable Option term. If, as of the commencement date of an Option term, the amount of Basic Annual Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Basic Annual Rent equal to the Basic Annual Rent payable with respect to the last year of the then-current Term. After the final determination of Basic Annual Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Basic Annual Rent to be paid during the applicable Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

41.2 The Option is not assignable separate and apart from this Lease except that it shall be exercisable by a Tenant’s Affiliate as a result of an Exempt Transfer.

41.3 An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option not more than sixteen (16) months and not less than ten (10) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Section.

41.4 Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is actually in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b) In the event that Tenant has defaulted (beyond applicable notice and cure periods) in the performance of either a material monetary obligation or material non-monetary obligation under this Lease two (2) or more times during the Extended Term or Option Term (as applicable).

41.5 The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 41.4.

41.6 All of Tenant’s rights under the provisions of an Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of such Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a material monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a material non-monetary default (other than a material monetary default) within thirty (30) days after the date Landlord gives written notice to Tenant of such default or (c) Tenant has defaulted (beyond applicable notice and cure periods) with respect to either a material monetary obligation or material non-monetary obligation under this Lease two (2) or more times during the Extended Term or Option Term (as applicable).

42. Right of First Refusal. For so long as Tenant continues to lease and occupy one hundred percent (100%) of both the Premises and the Adjacent Building Premises, subject to any other parties’ pre-existing rights (based on written contracts executed prior to the Execution Date) with respect to Available ROFR Premises (as defined below), Tenant shall have a continuing right of first refusal (“ROFR”) to lease as to any rentable premises on the second floor of the Building for which Landlord has a specific prospective tenant (“Available ROFR Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFR Premises to

Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant of any space, or enters into a new lease with such then-existing tenant, the affected space shall not be deemed to be Available ROFR Premises. In the event Landlord intends to lease Available ROFR Premises to a specific prospective tenant, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the terms and conditions of the proposed lease to Tenant of the Available ROFR Premises.

42.1 Within ten (10) Business Days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within such ten (10) Business Day period, then Tenant shall be deemed to have elected not to lease the Available ROFR Premises.

42.2 If Tenant timely notifies Landlord that Tenant elects to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available ROFR Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.

42.3 If Tenant notifies Landlord that Tenant elects not to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the ten (10) Business Day period described above, then Landlord shall have the right to consummate the proposed lease of the Available ROFR Premises on the same terms as set forth in the Notice of Offer following Tenant’s election (or deemed election) not to lease the Available ROFR Premises. If Landlord does not lease the Available ROFR Premises within six (6) months following Tenant’s election (or deemed election) not to lease the Available ROFR Premises, then Tenant’s ROFR shall be fully reinstated with respect to the specific Available ROFR Premises, and Landlord shall not thereafter lease the Available ROFR Premises without first complying with the procedures set forth in this Article 42.

42.4 Notwithstanding anything in this Article to the contrary, Tenant may not exercise the ROFR during such period of time that Tenant is in default under any provision of this Lease beyond applicable notice and cure periods. Any attempted exercise of the ROFR during a period of time in which Tenant is in default beyond applicable notice and cure provisions shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFR if Tenant has defaulted (beyond applicable notice and cure periods) in the performance of either a material monetary obligation or material non-monetary obligation under this Lease two (2) or more times during the Term or Option Term (as applicable).

42.5 Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFR to a party other than Tenant’s Affiliate, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

42.6 If Tenant exercises the ROFR, Landlord does not guarantee that the Available ROFR Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFR Premises or for any other reason beyond Landlord’s reasonable control.

42.7 This ROFR shall remain in effect until the Available ROFR Premises has been leased by Tenant or a third party, or until this Lease has expired, at which time this ROFR shall terminate and be of no force and effect. If the Available ROFR Premises (or any portion thereof) is leased to a third party, and such third party lease subsequently expires or is otherwise terminated, Tenant’s ROFR shall be reinstituted.

43. Right of First Offer. For so long as Tenant continues to lease and occupy one hundred percent (100%) of both the Premises and the Adjacent Building Premises, subject to any other parties’ pre-existing rights (based on written contracts executed prior to the Execution Date) with respect to Available ROFO Premises (as defined below), Tenant shall have a continuing right of first offer (“ROFO”) as to any rentable premises on the second floor of the Building for which Landlord is seeking a tenant (“Available ROFO Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFO Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant of any space, or enters into a new lease with such then-existing tenant, the affected space shall not be deemed to be Available ROFO Premises. In the event Landlord intends to market Available ROFO Premises, Landlord shall provide written notice thereof to Tenant, which notice shall include the terms and conditions on which Landlord intends to offer the Available ROFO Premises (the “Notice of Marketing”).

43.1 Within ten (10) Business Days following its receipt of a Notice of Marketing, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFO Premises on the terms and conditions set forth in the Notice of Marketing. If Tenant fails to notify Landlord of Tenant’s election within such ten (10) Business Day period, then Tenant shall be deemed to have elected not to lease the Available ROFO Premises.

43.2 If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFO Premises on the terms and conditions set forth in the Notice of Marketing, then Landlord shall lease the Available ROFO Premises to Tenant upon the terms and conditions set forth in the Notice of Marketing.

43.3 If (a) Tenant notifies Landlord that Tenant elects not to lease the Available ROFO Premises, or (b) Tenant fails to notify Landlord of Tenant’s election within the ten (10) Business Day period described above, then Landlord shall have the right to consummate a lease of the Available ROFO Premises at base rent and concessions (including without limitation tenant allowances and brokerage commissions) not less than ninety-five percent (95%) of that stated in the Notice of Marketing, if applicable. If Landlord fails to so consummate a lease of the Available ROFO Premises within six (6) months after the date of the Notice of Marketing, then Landlord must again offer the Available ROFO Premises to Tenant pursuant to the terms of this Article prior to leasing the Available ROFO Premises to a third party.

43.4 Notwithstanding anything in this Article to the contrary, Tenant may not exercise the ROFO during such period of time that Tenant is in default under any provision of this Lease beyond applicable notice and cure periods. Any attempted exercise of the ROFO during a period of time in which Tenant is so in default beyond applicable notice and cure periods shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFO if Tenant has defaulted (beyond applicable notice and cure periods) in the performance of either a material monetary obligation or material non-monetary obligation under this Lease two (2) or more times during the Term or Option Term (as applicable).

43.5 Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFO to a party other than a Tenant’s Affiliate, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

43.6 If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control.

43.7 This ROFO shall remain in effect until the Available ROFO Premises has been leased by Tenant or a third party, or until this Lease has expired, at which time this ROFO shall terminate and be of no force and effect. If the Available ROFO Premises (or any portion thereof) is leased to a third party, and such third party lease subsequently expires or is otherwise terminated, Tenant’s ROFO shall be reinstituted.

45. Sales Tax.

45.1 Retail sales tax otherwise applicable to portions of construction of the Building and Tenant Improvements and other Improvements made or requested by Tenant or Landlord may be eligible for deferral pursuant to RCW 82.63 (the “Sales Tax Deferral”) as a result of the uses of the Premises intended by Tenant.

(a) Tenant shall have the option (but not the obligation) to make application with the Washington State Department of Revenue (the “Revenue Department”) for the Sales Tax Deferral with respect to the Tenant Improvement work. When the Revenue Department has determined the final amount of the sales tax that Tenant may defer pursuant to the Sales Tax Deferral program, Tenant shall provide Landlord with written notice of such amount.

(b) Landlord shall have the option (but not the obligation) to apply to the Revenue Department for the Sales Tax Deferral with respect to the construction of the Building and other improvements (but not the Tenant Improvements) (“Landlord Deferral Items”). When the Revenue Department has determined the final amount of the sales tax that Landlord may defer pursuant to the Sales Tax Deferral program, Landlord shall provide Tenant with written notice of such amount.

The Parties acknowledge that Tenant has received the benefits of the Sales Tax Deferral with respect to the Landlord Deferral Items due to Tenant’s Base Rent obligations being lower than Landlord would have charged Tenant if such benefits were not available.

45.2 Tenant agrees that if a subsequent audit by the Revenue Department determines that (a) because Tenant’s use of the Premises has changed or (b) for any other reason, any of the sales tax previously deferred pursuant to the Sales Tax Deferral is due and owing to the Revenue Department in connection with the Tenant Improvements only (except due to Landlord’s negligent acts or omissions or willful misconduct), Tenant shall pay any amount of sales tax owing (including any penalties and interest thereon) directly to the Revenue Department and provide evidence of such payment to Landlord within ten (10) Business Days following the date Tenant receives notification of any such determination by the Revenue Department; provided that Tenant may conduct a good faith contest of any such determination by the Revenue Department in accordance with appropriate administrative procedures so long as payment of the amount claimed by the Revenue Department is stayed during the conduct of the contest. If Tenant desires to dispute the amount claimed by the Revenue Department to be due but payment of such amount is not stayed during the conduct of the proceedings, Tenant shall pay the amount due but may indicate it is paying such amount under protest.

45.3 Landlord shall reasonably cooperate with and assist Tenant in any application for the Sales Tax Deferral for the Tenant Improvements, and with any of Tenant’s challenges or audits to the Sales Tax Deferral benefit for the Tenant Improvements, all at no cost to Landlord. Landlord shall promptly notify Tenant of any such action of which Landlord becomes aware, and shall promptly forward any correspondence regarding any such challenge or audit to Tenant. Tenant shall have the right to contest or review on its own behalf (but not on Landlord’s behalf) any proceedings regarding the Sales Tax Deferral benefit that may be instituted, either before, during or after the Term. Landlord shall, on a timely basis, execute all reasonably necessary instruments in connection with any such protest, appeal or other proceedings, at no cost to Landlord. If any proceeding may only be instituted and maintained by Landlord, then Landlord shall do so at Tenant’s cost upon the request of Tenant, with counsel engaged by Tenant and reasonably acceptable to Landlord. Nothing in this Lease imposes any liability on Tenant for the Sales Tax Deferral and subsequent denial or cancellation of same, to the extent the Sales Tax Deferral is related to Landlord’s Improvements or any work or materials within the Project; it being expressly agreed that Tenant’s risk is limited to the Sale Tax Deferral allowed (if at all) for the Tenant Improvements, and that Tenant will have control over the application, audit and appeals process in connection therewith.

45.4 Tenant shall reasonably cooperate with and assist Landlord in any application for the Sales Tax Deferral for the Landlord Deferral Items, all at no cost to Tenant. Landlord and Tenant agree that a requirement of the Sales Tax Deferral is the completion of an initial audit by the Revenue Department confirming the amount to be deferred as well as the completion of an annual survey by the Tenant as required by the Revenue Department in a timely manner. Tenant shall cooperate with the initial audit by the Revenue Department, shall prepare and deliver the annual survey at the appropriate time each year (and shall agree in writing with the Revenue Department to do the same), shall promptly provide all information in connection with such audit or the annual survey and shall execute all truthful documents required to be executed in connection with such audit or the annual survey (as requested by Landlord). Tenant shall promptly notify Landlord if Tenant refuses to execute any such document Landlord requests that Tenant execute, and such notification shall include an explanation for such refusal.

45.5 Tenant shall cooperate with any of Landlord’s challenges or audits to the Sales Tax Deferral benefit for the Landlord Deferral Items at no cost to Tenant. Tenant shall promptly notify Landlord of any such action of which Tenant becomes aware, and shall promptly forward any correspondence regarding any such challenge or audit to Landlord. Landlord shall have the right to contest or review on its own behalf (but not on Tenant’s behalf) any proceedings regarding the Sales Tax Deferral benefit that may be instituted, either before, during or after the Term. Tenant shall, on a timely basis, execute all reasonably necessary instruments in connection with any such protest, appeal or other proceedings, at no cost to Tenant. If any proceeding may only be instituted and maintained by Tenant, then Tenant shall do so at Landlord’s cost upon the request of Landlord, with counsel engaged by Landlord and reasonably acceptable to Tenant.

45.6 Provided Landlord cooperates as required in Section 45.3 above, nothing in this Lease imposes any liability on Landlord for the Sales Tax Deferral and subsequent denial or cancellation of same, to the extent the Sales Tax Deferral is related to Tenant Improvements, it being expressly agreed that Landlord’s risk is limited to the Sales Tax Deferral allowed (if at all) for the Landlord Deferral Items, and that Landlord will have control over the application, audit and appeals process in connection with the Landlord Deferral Items. Similarly, provided Tenant cooperates as required in Section 45.5 above, nothing in this Lease imposes any liability on Tenant for the Sales Tax Deferral and subsequent denial or cancellation of same, to the extent the Sales Tax Deferral is related to Landlord Deferral Items or other Landlord Improvements, it being expressly agreed that Tenant’s risk is limited to the Sales Tax Deferral allowed (if at all) for the Tenant Improvements, and that Tenant will have control over the application, audit and appeals process in connection with the Tenant Improvements.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-500 FAIRVIEW AVENUE LLC, a Delaware limited liability company

By:	/s/ Kevin M. Simonsen

Name:	Kevin M. Simonsen

Title:	VP, Real Estate Legal

TENANT:

NANOSTRING TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Wayne D. Burns

Name:	Wayne D. Burns

Title:	Sr. VP, Operations & Administration

STATE OF CALIFORNIA	}
ss.
COUNTY OF San Diego

On 12/19, 2014, before me, Fern M. Kissel, a Notary Public in and for said County and State, personally appeared

Kevin M. Simonsen,

Vice President, Real Estate Legal,

who proved to me on the basis of, satisfactory evidence to be the person whose name is/are subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature /s/ Fern M. Kissel

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 22nd day of December, 2014, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared WAYNE BURNS, known to me to be the SVP, OPERATIONS, NANOSTRING TECHNOLOGIES, INC., the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

/s/ Julia Chandler
Signature

Julia Chandler
Print Name

NOTARY PUBLIC in and for the State of Washington, residing at Seattle.
My commission expires 9-12-18.

EXHIBIT A-1

PROPERTY

Ground lease estate in the following described premises created by Lease dated as of January 28, 2008 between Nelchina Point Limited Partnership, as ground lessor, and BMR-500 Fairview Avenue LLC, as ground lessee, as evidenced by the Memorandum of Lease dated as of January 28, 2008 recorded in the King County, Washington Land Records on January 28, 2008 as Document Number 20080128000091:

Lots 4, 5 and 6, Block 5, Sorenson’s Addition to the City of Seattle, according to the plat thereof recorded in Volume 1 of plats, page(s) 218, in King County, Washington.

EXHIBIT A-2

PREMISES (EXCLUDING STORAGE SPACE)

EXHIBIT A-3

STORAGE SPACE

EXHIBIT B

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 22nd day of December, 2014, by and between BMR-500 FAIRVIEW AVENUE LLC, a Delaware limited liability company (“Landlord”), and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease dated of even date herewith (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 500 Fairview Avenue North, Seattle, Washington 98109. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1. General Requirements.

1.1 Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) John Moshy as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) Business Day’s prior written notice to Tenant.

(b) Tenant designates Wayne Burns (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) Business Day’s prior written notice to Landlord.

1.2 Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten

(10) Business Days after delivery to Landlord. Landlord’s failure to respond within such ten (10) Business Day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3 Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor, general contractor team and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord at any time.

1.4 Contractor Requirements.

(a) Tenant shall contractually require its general contractor to comply with and require such general contractor’s subcontractor to comply with, the site safety requirements set forth on Exhibit B-2 attached.

(b) During the construction of the Tenant Improvements, GLY Construction, Inc. (“Landlord’s Contractor”) shall be named as an additional insured on a primary and noncontributory basis, on any commercial general liability insurance maintained by Tenant, its general contractor and any subcontractors. Upon a written request from Landlord, Tenant shall deliver to Landlord certificates of insurance evidencing such coverage by Tenant and Tenant’s general contractor and its subcontractors. Similarly, Landlord’s Contractor shall name Tenant as an additional insured on a primary and noncontributory basis on any commercial general liability insurance required under the construction contract between Landlord and Landlord’s Contractor.

(c) Tenant shall require its general contractor and all subcontractors to coordinate their activities in the Building with Landlord’s Contractor, including but not limited to (i) the delivery, offloading, storage, protection, hoisting and distribution of equipment and materials on the site, (ii) participating with Landlord’s Contractor and Landlord in reviewing and coordinating construction schedules, and (iii) coordinating installation in connection with mechanical, electrical, plumbing, fire sprinkler and fire alarm interfaces and services, especially during commissioning and balancing. Landlord shall require Landlord’s Contractor to do the same. Tenant shall require Tenant’s general contractor and subcontractors to cooperate with Landlord’s Contractor in order to avoid unreasonable interference or unreasonable delays with regards to the completion of the Project.

2. Tenant Improvements. All Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the TI Allowance and Test Fit Allowance) in accordance with the Approved Plans (as defined below), the Lease and this Work Letter. If Tenant fails to pay, or is late in paying, any sum due to Landlord under Article 4 of the Lease or this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be new or “like new;” the Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Tenant Improvements shall be of a nature and character not less than the Building Standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

2.1 Work Plans. Tenant shall prepare and submit to Landlord for approval (such approval to not be unreasonably withheld, conditioned or delayed) schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) Business Days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such ten (10) Business Day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2 Construction Plans. Tenant shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Construction Plans shall be approved or disapproved by Landlord within ten (10) Business Days after delivery to Landlord. Landlord’s failure to respond within such ten (10) Business Day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3 Changes to the Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (i) the Change, (ii) the party required to perform the Change and (iii) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change; provided that if Tenant requests the Change, then Tenant may utilize the TI Allowance. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b) Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) Business Days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) Business Day period shall be deemed approval by the non-requesting party.

2.4 Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than seven (7) Business Days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate on such Change’s effects on the Schedule. Landlord shall have five (5) Business Days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

3. Completion of Tenant Improvements. Tenant, at its sole cost and expense (except for the TI Allowance and the Test Fit Allowance), shall perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant prior to the signing of a contract with the general contractor) and the board of fire underwriters having jurisdiction over the Premises. “Substantial Completion” shall be deemed to have occurred upon Tenant’s providing the following to Landlord: (i) evidence reasonably satisfactory to Landlord that the Tenant Improvements have been paid for in full, which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form reasonably acceptable to Landlord; provided, however, with respect to subcontractors and material suppliers providing less than $50,000 in the aggregate of labor, materials or services, Tenant shall not be required to provide lien waivers and releases so long as the total amount of the unpaid labor, services and materials for all subcontractors for which no lien releases have been obtained, is less than $50,000 in the aggregate, (ii) a certificate of occupancy for the Premises issued by the City of Seattle, (iii) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704 or other reasonable form, executed by the project architect and the general contractor, (iv) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien, (v) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is substantially in accordance with the Approved Plans, (vi) a complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Tenant Improvements as an overlay on the Building “as built” plans (provided that Landlord provides the Building “as-built” plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Tenant Improvements, (vii) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and reasonably acceptable to Landlord for all new or affected mechanical, electrical and plumbing systems, and (viii) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.

4. Insurance.

4.1 Property Insurance. At all times during the period beginning with commencement of construction of the Tenant Improvements and ending with final completion of the Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment. Coverage shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance, except to the extent caused by Landlord’s negligence or intentional misconduct. Tenant shall use reasonable efforts to require that such property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.

4.2 Workers’ Compensation Insurance. At all times during the period of construction of the Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

5. Liability. Except to the extent caused by Landlord’s negligence or intentional misconduct or covered by property insurance actually carried by Landlord (or that would have been covered by Landlord’s property insurance had Landlord carried the property insurance required under the Lease), Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Tenant Improvements. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against all Claims due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6. TI Allowance.

6.1 Application of Test Fit Allowance and TI Allowance. Landlord shall contribute the Test Fit Allowance towards the cost of a test fit plan for the Premises, and Landlord shall contribute the TI Allowance toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, all in accordance with Article 4 of the Lease. Subject to Tenant’s TI Allowance Reallocation Right, if the entire Test Fit Allowance is not applied toward the cost of the test fit plan, or if the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the Test Fit Allowance or the TI Allowance. Tenant may apply the Test Fit Allowance for the payment of the test fit plan costs and may apply the TI Allowance for the payment of construction and other costs, in accordance with the terms and provisions of the Lease.

6.2 Approval of Budget for the Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Tenant Improvements that is proposed by Tenant.

6.3 Fund Requests.

(a) Test Fit Allowance. Upon submission by Tenant to Landlord of an itemized invoice for the test fit plan costs, then Landlord shall, within thirty (30) days following receipt of such invoice, pay to the applicable architect the amount of the test fit plan costs, up to the amount of the Test Fit Allowance.

(b) TI Allowance. Tenant may periodically (but no more frequently than monthly) submit written requests for disbursements of the TI Allowance. Each request for funding (a “Fund Request”) shall include the following: (i) the total amount of the TI Allowance requested, (ii) a summary of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect or other reasonable form, (iii) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the TI Allowance then being requested, (iv) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Tenant Improvements in a form reasonably acceptable to Landlord and complying with Applicable Laws and (v) conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Tenant Improvements performed that correspond to the Fund Request, each in a form reasonably acceptable to Landlord and complying with Applicable Laws; provided, however, for purposes of clauses (iv) and (v) above, with respect to subcontractors and material suppliers providing less than $50,000 in the aggregate of labor, materials or services, Tenant shall not be required to provide lien releases so long as the total amount of the unpaid labor, services and materials for all subcontractors for which no lien releases have been obtained, is less than $50,000 in the aggregate. Within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, Landlord shall pay to (as elected by Tenant) the applicable contractors, subcontractors and material suppliers or Tenant the amount of Tenant Improvement costs set forth in such Fund Request; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Tenant Improvements is approved in accordance with Section 6.2, and any Fund Request under this Section shall be subject to the payment limits set forth in Section 6.2 above and Article 4 of the Lease.

6.4 Accrual Information. In addition to the other requirements of this Section 6, Tenant shall, no more often than once every calendar quarter during construction of the Tenant Improvements, provide Landlord with a written summary of all work performed by Tenant or its agents, employees or contractors for which a Fund Request has not yet been issued to Landlord, including the following: the amount that Tenant will seek from Landlord related to such work and the dates on which such work was performed. Such information shall be provided to Landlord within ten (10) Business Days after Landlord’s request therefor.

7. Miscellaneous.

7.1 Incorporation of Lease Provisions. Sections 17.1 through 17.3, Section 17.5, Sections 17.7 through 17.10, and Sections 40.61 through 40.20 of the Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.

7.2 General. Except as otherwise set forth in the Lease or this Work Letter, this Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the initial Premises.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-500 FAIRVIEW AVENUE LLC, a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Legal

TENANT:

NANOSTRING TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Wayne D. Burns
Name:	Wayne D. Burns
Title:	Sr. VP, Operations & Administration

EXHIBIT B-1

TENANT WORK INSURANCE SCHEDULE

Tenant shall be responsible for requiring all of Tenant contractors doing construction or renovation work to purchase and maintain such insurance as shall protect it from the claims set forth below which may arise out of or result from any Tenant Work whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:

1. Claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the Tenant Work to be performed.

2. Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer’s liability law.

3. Claims for damages because of bodily injury, or death of any person other than Tenant’s or any Tenant contractors’ employees.

4. Claims for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or any Tenant contractors or (b) by any other person.

5. Claims for damages, other than to the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.

6. Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.

Tenant contractors’ Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.

Tenant contractors’ Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

a. Commercial General Liability: Bodily Injury and Property Damage	Commercially reasonable amounts, but in any event no less than $1,000,000 per occurrence and $2,000,000 general aggregate, with $2,000,000 products and completed operations aggregate.

b. Commercial Automobile Liability: Bodily Injury and Property Damage	$1,000,000 per accident

c. Employer’s Liability:

Each Accident	$500,000

Disease – Policy Limit	$500,000

Disease – Each Employee	$500,000

d. Umbrella Liability: Bodily Injury and Property Damage	Commercially reasonable amounts (excess of coverages a, b and c above), but in any event no less than $5,000,000 per occurrence / aggregate.

All subcontractors for Tenant contractors shall carry the same coverages and limits as specified above, unless different limits are reasonably approved by Landlord. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days’ prior written notice has been given to the Landlord. Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any Tenant Work and prior to each renewal. Coverage for completed operations must be maintained for the lesser of ten (10) years and the applicable statue of repose following completion of the Tenant Work, and certificates evidencing this coverage must be provided to Landlord. The minimum A.M. Best’s rating of each insurer shall be A- VII. Landlord and its mortgagees shall be named as an additional insureds under Tenant contractors’ Commercial General Liability, Commercial Automobile Liability and Umbrella Liability Insurance policies as respects liability arising from work or operations performed, or ownership, maintenance or use of autos, by or on behalf of such contractors. Each contractor and its insurers shall provide waivers of subrogation with respect to any claims covered or that should have been covered by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder.

If any contractor’s work involves the handling or removal of asbestos (as determined by Landlord in its sole and absolute discretion), such contractor shall also carry Pollution Legal Liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), clean-up costs and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Term Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.

EXHIBIT B-1

SITE SAFETY REQUIREMENTS

HOME OFFICE

200 112th Ave NE #300 (98004)

Post Office Box 6728

Bellevue, WA 98008-0728

425.451.8877 (p)

425.453.5680 (f)

PROJECT OVERVIEW

Project Description	Poured in place commercial office building including 7 floors above grade & 3 below grade.

General Contractor.	GLY Construction, Inc.
PO Box 8728
Bellevue, WA 98008-0728
425.451.8877

Developer/Owner:	BMR-500 Fairview Ave LLC
17190 Bernardo Center Drive
San Diego, CA 92128

Architect:	ZGF Architects LLP
925 4th Ave STE 2400
Seattle, WA 98104

CODE OF CONDUCT

Management has no desire to impose unjust or unreasonable rules on employees. There are certain standards of behavior in which common sense is required of all workers. Conduct Including, but not limited to, will not be tolerated and could lead to removal from the jobsite.

•	Insubordination

•	Failure to observe safety rules

•	Failure to use or wear PPE

•	Fighting on the project premises

•	Leaving the workplace without your supervisor’s knowledge

•	Foul language

•	Use of drugs and/or alcohol

Personal cell phone use shall be restricted to breaks and lunch. Use of personal cell phones other than during lunch and breaks may lead to removal from site.

SAFETY ON OUR JOBSITE IS VITAL

Owner’s Vendors, Contractors, Subcontractors, Subcontractor’s sub-tier subcontractors and their respective employees, shall take all reasonable and necessary safety precautions pertaining to Work and the conduct thereof, including, but not limited to, compliance with all applicable laws, ordinances, rules, regulations and orders issued by public authority, whether federal, state, local, OSHA, DOSH or other State or Federal regulatory agency, and any safety measure requested in good faith by Contractor, including, but not limited to, substance abuse testing (but only to the extent permitted by and in compliance with all applicable laws), and all laws or regulations that Incorporate ASME standards and definitions relating to crane operations.

PERSONAL PROTECTIVE EQUIPMENT (PPE)

Mandatory PPE required for this Project include the following:

•	Hard hats

•	Safety glasses

•	Gloves & sleeves during all demo

•	Protective shoes with hard soles and/or rubber boots

•	Hi-visibility safety vests

•	Hearing protection (when necessary)

Personal Protective Equipment should be maintained and properly stored at all times; report defective or unsafe equipment to your Supervisor immediately for replacement.

ACCIDENT AND INJURY REPORTING

All workers must report the following to his/her immediate Supervisor as soon as possible:

•	Injury to employees or the public

•	Any exposure to blood or bodily fluids that might have occurred

•	Property damage. fire, or any other accident, Injury or similar event.

This applies even when a visit to the doctor’s office is not involved. If medical treatment is required, the workers must notify the GLY SUPERINTENDENT, FOREMAN and SAFETY MANAGER prior to receiving medical treatment.

Workers must report all of the above and all near miss & close call incidents immediately to a GLY Supervisor

WORK SITE SAFETY RULES

1.	Accidents or injuries, regardless of their nature, will be reported to GLY for immediate attention.

2.	Projecting nails will be turned down or removed from lumber by all employees responsible for eliminating this hazard.

3.	Hard hat and eye protection must be worn at all limes.

4.	Appropriate Personal Protective Equipment will be worn at all times.

5.	Extension cords will be routed in a manner that does not affect main corridors or emergency exits in order to avoid trip hazards.

6.	Floor openings will be guarded on all sides, except stair openings, by a standard railing and toe board or substantial cover.

7.	Scaffolding will be constructed of metal or scaffold grade lumber. All platforms greater than 4’ above ground will have standard guardrails and toe boards on all open sides and ends. Baker type scaffolds included.

8.	Ladders will be in good condition and supplied in sizes in order to avoid working from the top two steps of the ladder.

9.	Hand tools will be maintained in a safe condition and used by authorized personnel only.

10.	Power tools will be maintained in a safe condition and used by authorized personnel only.

11.	Electric power tools will be grounded, or of the double insulated type. Extension cords that utilize existing power outlets will have a GFI protected device between outlet and extension cord.

12.	Use of medications and/or controlled substances which endangers an employee’s ability to maintain a safe environment, is prohibited.

13.	Use of alcohol, marijuana or illegal drugs is prohibited and can lead to removal from the jobsite.

14.	The jobsite will not tolerate any horseplay or fighting.

15.	Smoking is permitted in authorized locations only. This is a non-smoking site.

16.	For back safety, please exercise care when filling. Bend knees to lift safely.

17.	As conditions develop, cleanup is expected to avoid unsafe conditions.

18.	Review evacuation plan weekly OR as conditions change.

19.	All floor prep procedures must be reviewed and approved by onsite GLY Supervisor prior to initiating work. Positive exhaust will be implemented.

20.	Proper ventilation will be implemented as required.

EXHIBIT C

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE

AND TERM EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of [            ], 20[    ], with reference to that certain Lease (the “Lease”) dated as of [            ], 20[    ], by NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Tenant”), in favor of BMR-500 FAIRVIEW AVENUE LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following

1. Tenant accepted possession of the Premises for use in accordance with the Permitted Use on [            ], 20[    ]. Tenant first occupied the Premises for the Permitted Use on [            ], 20[    ].

2. To the best of Tenant’s knowledge, the Premises are in good order, condition and repair.

3. The Tenant Improvements are Substantially Complete.

4. To the best of Tenant’s knowledge, all conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Premises that are to be fulfilled on or before the Term Commencement Date.

5. In accordance with the provisions of Article 4 of the Lease, the Term Commencement Date is [            ], 20[    ], and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [            ], 20[    ].

6. The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Premises[, except [                    ]].

7. To the best of Tenant’s knowledge, Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

8. The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [            ], 20[    ], with Base Rent payable on the dates and amounts set forth in the chart below:

Dates	Approximate Square Feet of Rentable Area*	Base Rent per Square Foot of Rentable Area	Monthly Base Rent			Annual Base Rent
Months 1 - 3	[19,927]	Abated in accordance with Section 7.1 below	$	[0.00	]	$	[1,031,222.25	]
Months 4 - 12	[19,927]	$51.75 annually	$	[85,935.19	]

9. The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Term Commencement Date and Term Expiration Date as of the date first written above.

TENANT:

NANOSTRING TECHNOLOGIES, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT D

TI ALLOWANCE REALLOCATION AGREEMENT

THIS TI ALLOWANCE REALLOCATION AGREEMENT (this “Agreement”) is entered into as of this      day of December, 2014, by and between BMR-500 FAIRVIEW AVENUE LLC, a Delaware limited liability company (“Landlord”), BMR-530 FAIRVIEW AVENUE LLC, a Delaware limited liability company (“530 Landlord”), and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease dated of even date herewith (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 500 Fairview Avenue North, Seattle, Washington 98109. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

RECITALS

A. WHEREAS, pursuant to the Lease, Landlord has agreed to contribute a tenant improvement allowance in the amount of Two Million Five Hundred Ninety Thousand Five Hundred Ten and No/100 Dollars ($2,590,510.00) (the “TI Allowance”) to be used for the construction of certain tenant improvements (the “Tenant Improvements”) in the Premises by Tenant; and

B. WHEREAS, pursuant to the Adjacent Building Lease Amendment, 530 Landlord has agreed to contribute a tenant improvement allowance in the amount of One Million Eighty-Eight Thousand Forty and No/100 Dollars ($1,088,040.00) (the “530 TI Allowance”) to be used for the construction of the 530 Tenant Improvements in the Adjacent Building Premises by Tenant; and

C. WHEREAS, Tenant has requested, and Landlord and 530 Landlord have agreed to grant to Tenant, the TI Allowance Reallocation Right, on the terms and conditions set forth in the Lease and in this Agreement.

AGREEMENT

NOW, THEREFORE, Landlord, 530 Landlord and Tenant, in consideration of the Recitals set forth above which are incorporated herein by this reference, and in consideration of mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Reallocation of TI Allowance. If the cost of the 530 Tenant Improvements exceeds the amount of the 530 TI Allowance, then Tenant shall have the right (the “TI Allowance Reallocation Right”) to reallocate a portion of any unused TI Allowance to pay such excess cost of the 530 Tenant Improvements up to three (3) times (subject to the limitations set forth in the Adjacent Building Lease Amendment), provided, however, that all of the following conditions must be satisfied at the time that Tenant exercises the TI Allowance Relocation Right:

(a) Tenant shall have expended all of the 530 TI Allowance;

(b) Tenant shall have delivered to Landlord, no later than the TI Deadline, a written request to reallocate a portion of the unused TI Allowance to pay the remaining cost to complete the construction of the 530 Tenant Improvements, setting forth the amount of the TI Allowance that Tenant desires to reallocate (the “Reallocated TI Allowance Amount”); and

(c) Tenant shall not be in default beyond any applicable notice and cure periods under either the Lease or the Adjacent Building Lease.

2. Effect of TI Allowance Reallocation. Immediately upon Tenant’s exercise of the TI Allowance Reallocation Right in accordance with Section 1 above, (a) the TI Allowance shall be reduced by the Reallocated TI Allowance Amount, and Landlord shall have no further obligation to fund the Reallocated TI Allowance Amount for the performance of the Tenant Improvements, and (b) the 530 TI Allowance shall be increased by the Reallocated TI Allowance Amount, and 530 Landlord shall be obligated to disburse the Reallocated TI Allowance Amount to pay the cost of the 530 Tenant Improvements in accordance with and subject to the limitations of the Adjacent Building Lease.

3. Time of the Essence. Time shall be of the essence with respect to Tenant’s exercise of the TI Allowance Reallocation Right. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the TI Allowance Reallocation Right after the TI Deadline. The period of time within which Tenant may exercise the TI Allowance Reallocation Right shall not be extended or enlarged by reason of Tenant’s inability to exercise the TI Allowance Reallocation Right due to a failure of any of the conditions set forth in Section 1 above.

4. Incorporation of Lease Provisions. Sections 40.6 through 40.19 of the Lease are incorporated into this Agreement by reference, and shall apply to this Agreement in the same way that they apply to the Lease.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord, 530 Landlord and Tenant have executed this Agreement to be effective on the date first above written.

LANDLORD:

BMR-500 FAIRVIEW AVENUE LLC, a Delaware limited liability company

By:
Name:
Title:

530 LANDLORD:

BMR-530 FAIRVIEW AVENUE LLC, a Delaware limited liability company

By:
Name:
Title:

TENANT:

NANOSTRING TECHNOLOGIES, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT E

FORM OF LETTER OF CREDIT

[On letterhead or L/C letterhead of Issuer]

LETTER OF CREDIT

Date:             , 20

BMR-500 Fairview Avenue LLC (the “Beneficiary”)

17190 Bernardo Center Drive

San Diego, California 92128

Attention: Real Estate Legal

L/C. No.

Loan No.

Ladies and Gentlemen:

We establish in favor of Beneficiary our irrevocable and unconditional Letter of Credit numbered as identified above (the “L/C”) for an aggregate amount of $        , expiring at     :00 p.m. on                      or, if such day is not a Banking Day, then the next succeeding Banking Day (such date, as extended from time to time, the “Expiry Date”). “Banking Day” means a weekday except a weekday when commercial banks in                      are authorized or required to close.

We authorize Beneficiary to draw on us (the “Issuer”) for the account of                      (the “Account Party”), under the terms and conditions of this L/C.

Funds under this L/C are available by presenting the following documentation (the “Drawing Documentation”): (a) the original L/C and (b) a sight draft substantially in the form of Attachment 1, with blanks filled in and bracketed items provided as appropriate. No other evidence of authority, certificate, or documentation is required.

Drawing Documentation must be presented at Issuer’s office at                      on or before the Expiry Date by personal presentation, courier or messenger service, or fax. Presentation by fax shall be effective upon electronic confirmation of transmission as evidenced by a printed report from the sender’s fax machine. After any fax presentation, but not as a condition to its effectiveness, Beneficiary shall with reasonable promptness deliver the original Drawing Documentation by any other means. Issuer will on request issue a receipt for Drawing Documentation.

We agree, irrevocably, and irrespective of any claim by any other person, to honor drafts drawn under and in conformity with this L/C, within the maximum amount of this L/C, presented to us on or before the Expiry Date, provided we also receive (on or before the Expiry Date) any other Drawing Documentation this L/C requires.

We shall pay this L/C only from our own funds by check or wire transfer, in compliance with the Drawing Documentation.

If Beneficiary presents proper Drawing Documentation to us on or before the Expiry Date, then we shall pay under this L/C at or before the following time (the “Payment Deadline”): (a) if presentment is made at or before noon of any Banking Day, then the close of such Banking Day; and (b) otherwise, the close of the next Banking Day. We waive any right to delay payment beyond the Payment Deadline. If we determine that Drawing Documentation is not proper, then we shall so advise Beneficiary in writing, specifying all grounds for our determination, within one Banking Day after the Payment Deadline.

Partial drawings are permitted. This L/C shall, except to the extent reduced thereby, survive any partial drawings.

We shall have no duty or right to inquire into the validity of or basis for any draw under this L/C or any Drawing Documentation. We waive any defense based on fraud or any claim of fraud.

The Expiry Date shall automatically be extended by one year (but never beyond                      (the “Outside Date”)) unless, on or before the date 90 days before any Expiry Date, we have given Beneficiary notice that the Expiry Date shall not be so extended (a “Nonrenewal Notice”). We shall promptly upon request confirm any extension of the Expiry Date under the preceding sentence by issuing an amendment to this L/C, but such an amendment is not required for the extension to be effective. We need not give any notice of the Outside Date.

Beneficiary may from time to time without charge transfer this L/C, in whole but not in part, to any transferee (the “Transferee”). Issuer shall look solely to Account Party for payment of any fee for any transfer of this L/C. Such payment is not a condition to any such transfer. Beneficiary or Transferee shall consummate such transfer by delivering to Issuer the original of this L/C and a Transfer Notice substantially in the form of Attachment 2, purportedly signed by Beneficiary, and designating Transferee. Issuer shall promptly reissue or amend this L/C in favor of Transferee as Beneficiary. Upon any transfer, all references to Beneficiary shall automatically refer to Transferee, who may then exercise all rights of Beneficiary. Issuer expressly consents to any transfers made from time to time in compliance with this paragraph.

Any notice to Beneficiary shall be in writing and delivered by hand with receipt acknowledged or by overnight delivery service such as FedEx (with proof of delivery) at the above address, or such other address as Beneficiary may specify by written notice to Issuer. A copy of any such notice shall also be delivered, as a condition to the effectiveness of such notice, to:                      (or such replacement as Beneficiary designates from time to time by written notice).

No amendment that adversely affects Beneficiary shall be effective without Beneficiary’s written consent.

This L/C is subject to and incorporates by reference: (a) the International Standby Practices 98 (“ISP 98”); and (b) to the extent not inconsistent with ISP 98, Article 5 of the Uniform Commercial Code of the State of New York.

Very truly yours,

[Issuer Signature]

ATTACHMENT 1 TO EXHIBIT D

FORM OF SIGHT DRAFT

[BENEFICIARY LETTERHEAD]

TO:

[Name and Address of Issuer]

SIGHT DRAFT

AT SIGHT, pay to the Order of                     , the sum of                      United States Dollars ($        ). Drawn under [Issuer] Letter of Credit No.                      dated                     .

[Issuer is hereby directed to pay the proceeds of this Sight Draft solely to the following account:                     .]

[Name and signature block, with signature or purported signature of Beneficiary]

Date:

ATTACHMENT 2 TO EXHIBIT D

FORM OF TRANSFER NOTICE

[BENEFICIARY LETTERHEAD]

TO:

[Name and Address of Issuer] (the “Issuer”)

TRANSFER NOTICE

By signing below, the undersigned, Beneficiary (the “Beneficiary”) under Issuer’s Letter of Credit No.                      dated                      (the “L/C”), transfers the L/C to the following transferee (the “Transferee”):

[Transferee Name and Address]

The original L/C is enclosed. Beneficiary directs Issuer to reissue or amend the L/C in favor of Transferee as Beneficiary. Beneficiary represents and warrants that Beneficiary has not transferred, assigned, or encumbered the L/C or any interest in the L/C, which transfer, assignment, or encumbrance remains in effect.

[Name and signature block, with signature or purported signature of Beneficiary]

Date:

EXHIBIT F

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1. No Tenant Party shall encumber or obstruct the common entrances, lobbies, elevators, sidewalks and stairways of the Building(s) or the Project or use them for any purposes other than ingress or egress to and from the Building(s) or the Project.

2. Except as specifically provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building(s) without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

3. If Landlord objects in writing to any curtains, blinds, shades, screens, hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, and (a) such window, door or windowsill is visible from the exterior of the Premises and (b) such curtain, blind, shade, screen, hanging plant or other object is not included in plans approved by Landlord, then Tenant shall promptly remove such curtains, blinds, shades, screens, hanging plants or other similar objects at its sole cost and expense.

4. No deliveries shall be made that impede or interfere with other tenants in or the operation of the Project. Movement of furniture, office equipment or any other large or bulky material(s) through the Common Area shall be restricted to such hours as Landlord may designate and shall be subject to reasonable restrictions that Landlord may impose.

5. Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building(s) to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and the affected tenants of the Project.

6. Tenant shall not use any method of HVAC other than that present at the Project and serving the Premises as of the Term Commencement Date or otherwise reasonably approved in writing by Landlord.

7. Tenant shall not install any radio, television or other antennae; cell or other communications equipment; or other devices on the roof or exterior walls of the Premises except in accordance with the Lease. Tenant shall not interfere with radio, television or other digital or electronic communications at the Project or elsewhere.

8. Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Project (other than within the Premises) are prohibited. Tenant shall cooperate with Landlord to prevent such activities by any Tenant Party.

9. Tenant shall store all of its trash, garbage and Hazardous Materials in receptacles within its Premises or in receptacles designated by Landlord outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal. Any Hazardous Materials transported through Common Area shall be held in secondary containment devices. Tenant shall be responsible, at its sole cost and expense, for Tenant’s removal of its trash, garbage and Hazardous Materials; provided, however, that Tenant is encouraged to participate in the waste removal and recycling program in place at the Project.

10. The Premises shall not be used for lodging or for any unlawful purpose. No cooking shall be done or permitted in the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on the Tenant Improvement plans or other plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

11. Tenant shall not, without Landlord’s prior written consent, use the name of the Project, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

12. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

13. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

14. Tenant shall not modify any locks to the Premises without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay. Tenant shall furnish Landlord with copies of keys, pass cards or similar devices for locks to the Premises.

15. Tenant shall cooperate and participate in all reasonable security programs affecting the Premises.

16. Tenant shall not permit any animals in the Project, other than for guide animals or for use in laboratory experiments.

17. Bicycles shall not be taken into the Building(s) except into areas designated by Landlord.

18. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be deposited therein.

19. Discharge of industrial sewage shall only be permitted if Tenant, at its sole expense, first obtains all necessary permits and licenses therefor from all applicable Governmental Authorities.

20. Smoking is prohibited inside the Building and in any area that is within twenty-five (25) feet of any Building entrance, but is permitted in designated outdoor areas of the Project.

21. The Project’s hours of operation are currently 7:00 am to 6:00 pm Monday through Friday.

22. Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by Applicable Laws or Landlord (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Tenant (collectively, “Waste Products”), including (without limitation) the separation of Waste Products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

23. Upon Landlord’s reasonable request, Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a monthly basis to Landlord’s reasonable satisfaction. In addition, Tenant, at Tenant’s sole cost and expense, shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises or the Project for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

24. If Tenant desires to use any portion of the Common Area for a Tenant-related event, Tenant must notify Landlord in writing at least thirty (30) days prior to such event on the form attached as Attachment 1 to this Exhibit, which use shall be subject to Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Lease or the completed and executed Attachment to the contrary, Tenant shall be solely responsible for setting up and taking down any equipment or other materials required for the event, and shall promptly pick up any litter and report any property damage to Landlord related to the event. Any use of the Common Area pursuant to this Section shall be subject to the provisions of Article 28 of the Lease.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project, including Tenant. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease. Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Project, or the preservation of good order therein; provided, however, that Tenant shall not be obligated to adhere to such additional rules or regulations until Landlord has provided Tenant with written notice thereof. Tenant agrees to abide by these Rules and Regulations and any additional rules and regulations issued or adopted by Landlord. Tenant shall be responsible for the observance of these Rules and Regulations by all Tenant Parties.

ATTACHMENT 1 TO EXHIBIT F

REQUEST FOR USE OF COMMON AREA

[TENANT LETTERHEAD]

VIA [            ]

[Date]

BMR-500 FAIRVIEW AVENUE LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attn: Senior Director, West Coast Operations

Re:	Notice of Request to Use Common Area

To Whom It May Concern:

Nanostring Technologies, Inc. requests that it have use of the common area as described below:

Event Description:

Date:

Location at Property:

Number of Attendees:

Open to the Public?	☐ YES	☐ NO

Food and/or Beverages?	☐ YES	☐ NO

If YES:

• will alcohol be served (Note: Proof of an insurance endorsement for serving alcohol must be provided) ☐ YES ☐ NO

• please describe:

Other Amenities (tent, band, etc.):

Other Event Details:

Please let us know at your earliest convenience whether such use is approved.

Sincerely,

[Name]
[Title]

To Be Completed by Landlord:

☐ APPROVED DENIED ☐

The following conditions apply to approval (if approved):

1.

2.

3.

4.

5.

BMR-500 FAIRVIEW AVENUE LLC,

By:
Name:
Its:
Date:

EXHIBIT G

TENANT’S PERSONAL PROPERTY

1.	Tenant’s exterior Signage

EXHIBIT H

FORM OF ESTOPPEL CERTIFICATE

To:	BMR-500 FAIRVIEW AVENUE LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attention: Vice President, Real Estate Legal

BioMed Realty, L.P.

17190 Bernardo Center Drive

San Diego, California 92128

Re:	Suite [ ] (the “Premises”) at 500 Fairview Avenue North, Seattle, Washington (the “Property”)

The undersigned tenant (“Tenant”) hereby certifies to you as follows:

1. Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of December [    ], 2014. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [                    ]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property. The lease term expires on [            ], 20[    ].

2. Tenant took possession of the Premises, currently consisting of [            ] square feet, on [            ], 20[    ], and commenced to pay rent on [            ], 20[    ]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease [, except as follows: [                    ]].

3. All base rent, rent escalations and additional rent under the Lease have been paid through [            ], 20[    ]. There is no prepaid rent[, except $[        ]][, and the amount of security deposit is $[        ] [in cash][OR][in the form of a letter of credit]]. Tenant currently has no right to any future rent abatement under the Lease.

4. Base rent is currently payable in the amount of $[        ] per month.

5. Tenant is currently paying estimated payments of additional rent of $[        ] per month on account of real estate taxes, insurance, management fees and common area maintenance expenses.

6. All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [                    ]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

7. The Lease is in full force and effect, free from default and free from any event that could become a default under the Lease, and Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [[                    ]].

8. [Tenant has the following expansion rights or options for the Property: [                    ].][OR] [Tenant has no rights or options to purchase the Property.]

9. To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of Tenant in, on or around the Premises or the Project in violation of any environmental laws.

10. The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT BMR-500 FAIRVIEW AVENUE LLC OR PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is acquiring the Property in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], BMR-500 FAIRVIEW AVENUE LLC, BioMed Realty, L.P., BioMed Realty Trust, Inc., and any [other] mortgagee of the Property and their respective successors and assigns.

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [            ] day of [    ], 20[    ].

NANOSTRING TECHNOLOGIES, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT I

LANDLORD IMPROVEMENTS

Landlord shall perform the Base Core and Shell Work at Landlord’s sole cost. To the extent such improvements are required to meet the requirements of this Exhibit, such improvements shall be part of Landlord Improvements and will not be deducted from the TI Allowance or passed through as an Operating Expense. This shall include any hidden conditions that may be discovered during execution of the either the Landlord Improvements or Tenant Improvements.

1.	GENERAL INFORMATION

a.	Occupancy Type:	B (Lab/Office)

b.	Number of Floors:	7+ Mechanical Penthouse + 2 1⁄2 level garage

c.	Building Area:	approximately 122,702 rentable square feet

d.	Floor Dimension:	approximately 170’ x 98

e.	Floor to Floor:	16’-0” (Level 1); minimum 14’-0” (Levels 2-7)

2.	SYSTEMS

a.	Lobby Finishes: Comparable to those in the Adjacent Building

b.	Curtain wall: Stone cladding, metal panel, sun-shades and entry canopy.

c.	Perimeter Interior Wall: Perimeter wall and curtain wall systems will achieve R-values required by 2009 Seattle Building Code (SBC), including necessary framing, insulation and vapor barrier and fire separation. Landlord to provide perimeter window stool trim/sill material for install by Tenant.

d.	Roof: Single-ply membrane roofing. Roof membrane will be 0.060 inch thick. The roof assembly will conform to Factory Mutual Classification Class I with a windstorm resistance of 1-90.

e.	Elevators: 2 passenger, 1 service; of comparable finish and loading capacity to respective 530 Fairview elevators. Elevators will have card readers.

f.	Restrooms: Men’s and women’s restrooms at lobby level.

g.	Showers: Men’s, women’s showers and changing room at level P-1.

h.	Building Common Lab Services: Provisions for future autoclave, glasswash, dirty autoclave with integral steam generation as required.

i.	Parking Ratio: approximately 1.0 / 1,000.

j.	Bicycle Parking: approximately 80 secured bicycle spaces.

k.	Loading Dock: 2 truck bays, trash/recycle compactors.

l.	Card Entry Security: Provided for the garage, building access, stairwells and egress pathways.

3.	STRUCTURE

a.	Construction Type: Reinforced Concrete

b.	Bay Size: approximately 21’ x 31’

c.	Floor Loads: 100 psf live load.

d.	Floor Levelness: Ff35 (25 local) and Fl 25 (15 local)

e.	Floor Sleeves: Landlord to provide floor plan which identifies engineered zones for future floor penetrations. All penetrations to be performed by Tenant and must be submitted to Landlord for review and approval.

4.	MEPFP

a.	Space conditioning: Common Areas on the first floor of the Building will employ a variable refrigerant flow system and heat recovery ventilation.

b.	Smoke pressurization: included for stairwell and elevator hoistway

c.	Water: 4” service

d.	Fire protection and life safety: Per NFPA 13 and City of Seattle Fire Code. Includes 6” fire service with onsite fire storage tank and fire pump. For Building Common Areas and the base Building, system includes, where applicable, risers, valve connections, main loop, secondary distribution, upturned quick response heads, and at finished ceilings, drops with quick response heads. For the Premises, system includes, where applicable, a main loop and secondary distribution installed through or below bottom of floor framing, sized to handle open space plan layout. Routing of piping will be tight to core and shell structure, where possible.

e.	Switchboards: One (1) 3000A, three (3) 800A, and one (1) 400A.

f.	Base-building Switchgear: included

g.	Shaft space: dedicated for tenant use per the attached Proposed Shaft Allocation Plan (see Exhibit I-1). The Proposed Shaft Allocation Plan is subject to change, however Landlord will provide Tenant with substantially the same amount of supply air and exhaust shafts as are shown on the Proposed Shaft Allocation Plan.

5.	VENTILATION AND AIR DISTRIBUTION SYSTEM

a.	Air handling units: The Premises will receive up to 20,000 cfm via a system that is shared across multiple floors of the Building. The system will initially include one (1) primary supply and exhaust air handling unit and one (1) backup supply and exhaust air handling unit. Units will be 100% outside-air type, suitable for lab build-out. The system will also include a run-around glycol heat recovery coil, cooling coil, heating coil and final filtration.

b.	Air distribution: The system will supply and exhaust air into duct mains installed on the roof. Supply and exhaust ductwork will be routed from the duct mains down shafts and extended to the Office and Laboratory Space and capped. The system is designed for Tenant Improvement supply and exhaust ductwork to be looped, interconnecting the shafts.

c.	Dampers: Scope includes fire smoke dampers at all supply and return air branch terminations at shafts. Control dampers will be provided by Tenant.

d.	Fume Exhausts. See Proposed Shaft Allocation and Proposed Roof Allocation plans, attached as Exhibit I-1 and I-2 respectively. Landlord to provide one Fume Hood and base cabinets (used) for use by Tenant from Landlord stock.

6.	HEATING SYSTEM

a.	Boilers: The Office and Laboratory Space will receive 50 gpm, 140F in, 110F out hot water via a system that is shared across multiple floors of the Building. The system will initially include one (1) primary 1,500 MBh boiler, one (1) backup 1,500 MBh boiler and associated pumps with redundancy.

b.	Hot water distribution: Piping will be distributed to the air handling system and via a common main piping header, hot water reheat distribution will be capped and valved at the Premises.

c.	Heating System. Heating system will be designed to a low of ASHRAE 99.6%/24F. 18 °F outside design temperature will be accomplished by the backup boiler and control system programming.

7.	VARIABLE REFRIGERANT FLOW (VRF) SYSTEM: Space will be allocated on the roof and in the shafts for installed VRF units, ducting and piping. Landlord will provide up to 24 Tons of roof top VRF equipment and piping to the floor. Tenant to provide indoor unit, complete refrigeration piping from shaft to units, controls and electrical during buildout. See Proposed Shaft Allocation and Proposed Roof Allocation plans attached as Exhibit I-1 and I-2 respectively. The Proposed Shaft Allocation Plan and the Proposed Roof Allocation Plan are subject to change, however Landlord will provide Tenant with substantially the same amount of supply air and exhaust shafts as are shown on the Proposed Shaft Allocation Plan and substantially the same amount of roof allocations as are shown on the Proposed Roof Allocation Plan.

8.

COOLING SYSTEM: The air handling units will receive chilled water via a system that is shared across multiple floors of the Building. The system will initially include one (1) primary air cooled chiller, one (1) backup air cooled chiller and chilled water pumps with redundancy. Chillers will be mounted on the roof. Chilled water pumps will be installed in the mechanical room penthouse. Cooling system will be designed to a high of ASHRAE 0.4%/86.1F. 95°F outside design temperature will be accomplished by the backup chiller and control system programming.

9.	HVAC CONTROLS

a.	System: Scope will include a head-end DDC system to control the air handling units, boilers, chillers and pumps. The system will dedicate capacity for 40 Tenant devices. Local control panels will be provided by Tenant.

b.	Integration: Tenant’s controls are to integrate with the base Building head-end DDC system. Graphics and programming of Tenant Improvement controls are a Tenant cost as a part of the Tenant Improvement work.

10.	WATER

a.	Domestic hot water and cold water: Mains will be routed through the shaft to serve the base Building restrooms, and capped and valved for Tenant use. Valves and taps will be provided for future extension.

b.	Non-Potable hot and cold water: Non-Potable Lab Water and Emergency Eyewash/shower to utilize domestic water risers at the Premises. All piping, accessory equipment, devices, and heating will be provided by Tenant.

All water systems are to be stubbed outside of shaft or located in accessible area within corridors.

11.	WASTE NEUTRALIZATION: Such system will be provided by Tenant. Waste neutralization needs to occur before connecting to base Building piping systems.

12.	POWER: The Office and Laboratory Space will have one (1) dedicated 277/480V 600amp panel for normal power at the Premises. The rooftop/mechanical penthouse will have a 277/480V, 1200amp main panel, of which Tenant will have dedicated use of Tenant’s Pro Rata Share, with a sub-panel to be provided by Tenant.

13.	FIRE ALARM: The fire alarm panel will dedicate capacity for 150 addressable devices for Tenant’s use.

14.	TENANT STANDBY GENERATOR: The Landlord system will include a 750kW generator located in the basement, basement distribution panels, vertical bus duct, one (1) 150amp, 277/480V distribution panel dedicated for Tenant’s use in the Office and Laboratory Space, of which Tenant will have dedicated use of Tenant’s Pro Rata Share, with a sub-panel to be provided by Tenant.

15.	TELECOM: A raceway from the base Building main panel to a coordinated tenant IDF location within the Premises will be dedicated for Tenant’s use.

16.	SECURITY: Tenant is responsible for providing, installing, and maintaining security system within the Premises. Common area security will be compatible with the system at the Adjacent Building.

17.	WINDOW COVERINGS: To be provided by Landlord in accordance with Building standard.

EXHIBIT – I-1

PROPOSED SHAFT ALLOCATION PLANS

EXHIBIT – I-2

PROPOSED ROOF ALLOCATION PLANS

EXHIBIT J

FORM OF GROUND LESSOR RECOGNITION

AND NON-DISTURBANCE AGREEMENT

WHEN RECORDED RETURN TO:

Richard A. Moore, Esq.

Pacifica Law Group

1191 Second Avenue, Suite 2000

Seattle, WA 98101

Document Title:	Ground Lessor Recognition and Non-Disturbance Agreement

Grantor:	Nelchina Point Limited Partnership, an Alaska limited partnership

Grantee:	Nanostring Technologies, Inc., a Delaware corporation

Legal Description:

Abbreviated Legal Description: Lots 4, 5 & 6, Block 5 Vol. 1 page 218

Full Legal Description: See Exhibit A attached

Assessor’s Tax Parcel Nos.: 786 350-0040-02

Related Document No.: 20080128000091

GROUND LESSOR RECOGNITION AND NON-DISTURBANCE AGREEMENT

This Ground Lessor Recognition and Non-Disturbance Agreement (the “Agreement”) is made as of the day of December, 2014 by and among NELCHINA POINT LIMITED PARTNERSHIP, an Alaska limited partnership (“Landlord”), BMR-500 FAIRVIEW AVENUE LLC, a Delaware limited liability company (“Tenant”), and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Subtenant”).

RECITALS:

A. Landlord and Tenant are parties to that certain Ground Lease dated January 28, 2008 (the “Ground Lease”) which demises certain real property located at 500 Fairview Avenue North, Seattle, Washington (the “Premises”) more particularly described on Exhibit A attached hereto and made a part hereof, together with all buildings and improvements located thereon and all easements, rights and appurtenances thereto. The Ground Lease term will expire on January 31, 2088 and Tenant has the right to extend the term thereunder for two additional terms of twenty (20) years each, by notice delivered to Landlord no later than twelve (12) months prior to the then effective expiration of the term.

B. Pursuant to that certain Lease dated as of December     , 2014 (the “Sublease”), Tenant has subleased a portion of the Premises to Subtenant. Capitalized terms used in this Agreement and not otherwise defined shall have the meaning given to such terms in the Sublease.

NOW, THEREFORE, it is agreed as follows:

1. Landlord represents and warrants that, to Landlord’s knowledge, no event of default or condition that could become an event of default with the passing of time, the giving of notice, or both, currently exists under the Ground Lease.

2. Tenant and Subtenant have provided Landlord with, and Landlord acknowledges receipt of, a true and complete copy of the Sublease, and Tenant and Subtenant certify to Landlord that the Sublease has not been modified or amended. Landlord acknowledges that Subtenant would not enter into the Sublease but for the terms of this Agreement and in reliance on the recitals stated herein.

3. The parties acknowledge that the Sublease is subordinate to the Ground Lease, but by this Agreement Landlord grants Subtenant cure rights and successor rights under the Ground Lease and non-disturbance and recognition under the Sublease, all as expressly set forth in this Agreement.

(a) Landlord agrees that in the event of a default under the Ground Lease by Tenant, Landlord shall provide notice of such default to Subtenant in accordance with Section 4A and 4B hereof at the same time as Landlord provides notice to Tenant of such default, and Subtenant shall have the same rights (but not the obligation) as Tenant under the Ground Lease to cure any such default and shall be given the same notice and cure period to cure such default as provided to Tenant under the Lease.

(b) Provided that the Sublease shall be in full force and effect and Subtenant is not in default under the Sublease beyond the expiration of any applicable notice and cure periods, Landlord shall not, whether in the exercise of any of the rights arising or which may arise out of the Ground Lease or of any instrument modifying or amending the same or entered into in substitution or replacement thereof or otherwise (whether as a result of Tenant’s default or otherwise), disturb, interfere with or deprive Subtenant in or of its possession or its rights to possession of the Premises or of any right or privilege granted to or inuring to the benefit of Subtenant under the Sublease, nor shall Subtenant be made a party in any removal or eviction action or other legal proceeding (unless required by law to prosecute such removal or eviction action or other legal proceeding).

(c) In the event of the termination of the Ground Lease by reentry, notice, conditional limitation, surrender, summary proceeding or other action or proceeding, or otherwise (including, without limitation, in connection with any bankruptcy or similar proceeding), or if the Ground Lease shall terminate or expire for any such reason before expiration or termination of the Sublease, (i) the Sublease shall be and remain in full force and effect, so long as Subtenant is not in default under the Sublease beyond the expiration of any applicable notice and cure periods, except Landlord shall have no obligations under the Sublease with respect to any provisions relating to the Adjacent Premises or the Adjacent Building Lease, (ii) Subtenant will not be required to pay or perform Tenant’s obligations under the Ground Lease, (iii) Landlord agrees that the Sublease shall continue as a direct lease between Landlord and Subtenant, and in such event Landlord and Subtenant shall be bound to each other under all of the terms, covenants and provisions of the Sublease for the remainder of the term thereof including extensions; provided, however, that Landlord is not bound by nor liable or obligated to pay for or to perform, obligations relating to Landlord Improvements (e.g., to build the Building), the TI Allowance or any other financial obligation that is owed by Tenant to Subtenant under the terms of the Sublease; and provided, further, however, that Landlord shall recognize and be bound by Subtenant’s termination rights under the Sublease; provided, still further, however, that if following termination of the Ground Lease, (a) Subtenant provides written notice to Landlord specifying the portion of the TI Allowance that Tenant has not funded, and requesting that Landlord agree to fund such portion of the TI Allowance, and (b) Landlord does not, within twenty (20) business days after Tenant provides such notice, commit in a notice (a “TI Commitment Notice”) to Subtenant to fund such portion of the TI Allowance as and to the extent the Sublease requires Tenant to fund such portion of the TI Allowance, then Subtenant shall have the right to terminate the Sublease by providing notice of such termination to Landlord within ten (10) business days after the expiration of such twenty (20) business day period, and (iv) Subtenant agrees to attorn to and recognize Landlord as “landlord” under the Sublease and Landlord agrees to recognize Subtenant as “tenant” under the Sublease. For avoidance of doubt, Landlord is not required to fund any portion of the TI Allowance or any other financial obligation owed by Tenant to Subtenant under the terms of the Sublease except to the extent Landlord commits to fund a portion of the TI Allowance or any such other amount in a TI Commitment Notice.

(d) Notwithstanding any other provision of the Sublease or this Agreement, Landlord shall have no obligations under the Sublease that relate to the Adjacent Building Premises or the Adjacent Building Lease.

4. A. All notices, demands, requests, consents, approvals or other communications required or permitted to be given under this Agreement shall be in writing and addressed as follows:

If to Landlord:	Nelchina Point Limited Partnership
c/o Wirum Properties LLC
500 L Street, Suite 100
Anchorage, AK 99501
Attn: John Wirum

with a copy to:	Graham & Dunn PC
2801 Alaskan Way, Suite 300
Seattle, WA 98121
Attention: Maren Gaylor, Esq.

or such other address as Landlord may designate by notice to the other parties;

If to Tenant:	BMR-500 Fairview, LLC
17190 Bernardo Center Drive
San Diego, CA 92128
Attn: Vice President, Real Estate Legal

or such other address as Tenant may designate by notice to the other parties; and

If to Subtenant:	Nanostring Technologies, Inc.
530 Fairview Avenue North, Suite 2000
Seattle, WA 98109
Attn: Wayne Burns, Senior Vice President Operations/Administration

with a copy to:

Nanostring Technologies, Inc.
530 Fairview Avenue North, Suite 2000
Seattle, WA 98109
Attn: General Counsel

or such other address as Subtenant may designate by notice to the other parties. Notices may be given by a party’s attorney on such party’s behalf.

B. Any notice or other communication delivered or sent in accordance with the provisions of this Article shall be deemed to have been properly given or served on the day of delivery (or first attempted delivery if refused), if delivered by hand, courier or overnight courier (e.g. FedEx).

5. No modification, amendment, waiver or release of any provision of this Agreement or of any right, obligation, claim or cause of action arising hereunder shall be valid or binding for any purpose whatsoever unless in writing and duly executed by the party against whom the same is sought to be asserted.

6. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, sublessees, and assigns.

7. This Agreement may be recorded in the Official Records of King County, Washington.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed effective as of the date first above written.

LANDLORD:

NELCHINA POINT LIMITED PARTNERSHIP, an Alaska limited partnership

By:	NP-GP, LLC, an Alaska limited liability company

By
John Wirum, Manager

STATE OF ALASKA	)
) ss.
COUNTY OF THIRD JUDICIAL DISTRUCT	)

On this                     day of Seattle, WA 98109, 2014, before me, the undersigned, a Notary Public in and for the State of Alaska, duly commissioned and sworn personally appeared John Wirum, known to me to be the Manager of NP-GP, LLC the General Partner of NELCHINA POINT LIMITED PARTNERSHIP, the limited partnership that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited partnership, for the purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Print Name
NOTARY PUBLIC in and for the State of
, residing at .
My commission expires .

TENANT:

BMR-500 FAIRVIEW AVENUE LLC,
a Delaware limited liability company

By:	NP-GP, LLC, an Alaska limited liability company

By
Name:
Title:

STATE OF CALIFORNIA	}	ss.

COUNTY OF

On                     , 2014, before me,                                         , a Notary Public in and for said County and State, personally appeared                                         ,                                         .

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

FOR NOTARY SEAL OR STAMP

Witness my hand and official seal.

Signature

SUBTENANT:

NANOSTRING TECHNOLOGIES, INC.,
a Delaware corporation

By
Name:
Title:

STATE OF	)
) ss.
COUNTY OF	)

On this      day of             , 2014, before me, the undersigned, a Notary Public in and for the State of                                 , duly commissioned and sworn personally appeared                     , known to me to be the                      of NANOSTRING TECHNOLOGIES, INC., the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Print Name
NOTARY PUBLIC in and for the State of
, residing at .
My commission expires .

EXHIBIT A

Legal Description of Premises

Lots 4, 5 and 6, Block 5, Sorenson’s Addition to the City of Seattle, according to the plat thereof recorded in Volume 1 of plats, page(s) 218, in King County, Washington.

Tax Parcel No: 7860350-0040-02

WHEN RECORDED RETURN TO:

Richard A. Moore, Esq.

Pacifica Law Group

1191 Second Avenue, Suite 2000

Seattle, WA 98101

EXHIBIT K

FORM OF MEMORANDUM OF LEASE

Document Title:	Memorandum of Lease
Grantor:	BMR-500 Fairview Avenue LLC, a Delaware limited liability company
Grantee:	Nanostring Technologies, Inc., a Delaware corporation
Legal Description:
Abbreviated Legal Description:	Lots 4, 5 & 6, Block 5 Vol. 1 page 218
Full Legal Description:	See Exhibit A attached
Assessor’s Tax Parcel Nos.:	786 350-0040-02

Reference Nos. of Documents Released or Assigned:	Not applicable

MEMORANDUM OF LEASE

Pursuant to a Lease dated as of December     , 2014 (the “Lease”), between BMR-500 FAIRVIEW AVENUE LLC, a Delaware limited liability company (“Landlord”), and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Tenant”), Landlord has agreed to lease to Tenant certain premises (the “Premises”) to be located in a building being constructed on the real property located at 500 Fairview Avenue North, in Seattle, Washington, legally described on Exhibit A attached. Capitalized terms used in this Memorandum and not defined shall have the meanings given to them in the Lease. The Lease is for a term of ten (10) years. The Estimated Term Commencement Date is April 1, 2016. Pursuant and subject to the terms of the Lease, Tenant has options to extend the term of the Lease for two (2) successive five (5) year periods.

The purpose of this Memorandum of Lease is to give record notice of the Lease and of the rights created thereby.

[signatures appear on following page]

This Memorandum of Lease is made as of December     , 2004.

LANDLORD:

BMR-500 FAIRVIEW AVENUE LLC,
a Delaware limited liability company

By
Name:
Title:

TENANT:

NANOSTRING TECHNOLOGIES, INC.,
a Delaware corporation

By
Name:
Title:

STATE OF CALIFORNIA	}
ss.
COUNTY OF

On             , 2014, before me,                                         , a Notary Public in and for said County and State, personally appeared                                         ,                                         .

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

FOR NOTARY SEAL OR STAMP

Witness my hand and official seal.
Signature

STATE OF WASHINGTON	)
) ss.
COUNTY OF	)

On this day of December, 2014, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared                                         , known to me to be the                     NANOSTRING TECHNOLOGIES, INC., the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Print Name
NOTARY PUBLIC in and for the State of Washington, residing at .
My commission expires

EXHIBIT A

Legal Description

Ground lease estate in the following described premises created by Lease dated as of January 28, 2008 between Nelchina Point Limited Partnership, as ground lessor, and BMR-500 Fairview Avenue LLC, as ground lessee, as evidenced by the Memorandum of Lease dated as of January 28, 2008 recorded in the King County, Washington Land Records on January 28, 2008 as Document Number 20080128000091:

Lots 4, 5 and 6, Block 5, Sorenson’s Addition to the City of Seattle, according to the plat thereof recorded in Volume 1 of plats, page(s) 218, in King County, Washington.

WHEN RECORDED RETURN TO:

BIOMED REALTY, L.P.

17190 Bernardo Center Drive

San Diego, CA 92128

Attention: Real Estate Legal

EXHIBIT L

FORM OF TERMINATION OF MEMORANDUM OF LEASE

Document Title:	Notice of Lease Termination
Grantor:	BMR-500 Fairview Avenue LLC, a Delaware limited liability company
Grantee:	Nanostring Technologies, Inc., a Delaware corporation
Legal Description:
Abbreviated Legal Description:	Lots 4, 5 & 6, Block 5 Vol. 1 page 218
Full Legal Description:	See Exhibit A attached
Assessor’s Tax Parcel Nos.:	786 350-0040-02
Reference Nos. of Documents Released or Assigned:	Memorandum of Lease, Recording No.

NOTICE OF LEASE TERMINATION

Pursuant to a Lease dated as of December     , 2014 (the “Lease”), between BMR-500 FAIRVIEW AVENUE LLC, a Delaware limited liability company (“Landlord”), and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Tenant”), Landlord leased to Tenant certain premises (the “Premises”) in the building located on the real property situated at 500 Fairview Avenue North, in Seattle, Washington, legally described on Exhibit A attached. A Memorandum of the Lease was recorded on                     in the real property records of King County, Washington under Recording No.

The purpose of this Notice is provide record notice that the term of the Lease has expired or the Lease has been terminated.

This Notice shall be effective on the date this Notice is recorded in the real property records of King County, Washington.

[signatures appear on following page]

LANDLORD:

BMR-500 FAIRVIEW AVENUE LLC,
a Delaware limited liability company

By
Name:
Title:

TENANT:

NANOSTRING TECHNOLOGIES, INC.,
a Delaware corporation

By
Name:
Title:

STATE OF CALIFORNIA	}
ss.
COUNTY OF

On             , 2014, before me,                                         , a Notary Public in and for said County and State, personally appeared                                         ,                                         .

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

FOR NOTARY SEAL OR STAMP

Witness my hand and official seal.
Signature

STATE OF WASHINGTON	)
) ss.
COUNTY OF	)

On this day of December, 2014, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared                                         , known to me to be the                     NANOSTRING TECHNOLOGIES, INC., the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

Signature

Print Name
NOTARY PUBLIC in and for the State of Washington, residing at .
My commission expires

EXHIBIT A

Legal Description

Ground lease estate in the following described premises created by Lease dated as of January 28, 2008 between Nelchina Point Limited Partnership, as ground lessor, and BMR-500 Fairview Avenue LLC, as ground lessee, as evidenced by the Memorandum of Lease dated as of January 28, 2008 recorded in the King County, Washington Land Records on January 28, 2008 as Document Number 20080128000091:

Lots 4, 5 and 6, Block 5, Sorenson’s Addition to the City of Seattle, according to the plat thereof recorded in Volume 1 of plats, page(s) 218, in King County, Washington.